Exhibit 10.1

DISTRIBUTION AGREEMENT

BETWEEN

ANTE4, INC. AND ANTE5, INC.

Dated: April 16, 2010

DISTRIBUTION AGREEMENT

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE 1 DEFINITIONS		3
1.01	General	3
1.02	Terms Defined Elsewhere in Agreement	7
ARTICLE 2 TRANSFERS OF ASSETS AND TREATMENT OF LIABILITIES		7
2.01	Performance of Subscription Agreement	7
2.02	Corrective Transfers of Assets from Subsidiary to Parent	7
2.03	Transfers Not Effected Before the Distribution	7
2.04	Cooperation Concerning Assets	8
2.05	No Representations or Warranties; Consents	8
2.06	Ordinary Course Operations	9
2.07	Allocation of Debt	9
2.08	Settlement of Intercompany Accounts	9
2.09	Limitation on Loans and Distributions by Subsidiary	9
ARTICLE 3 OFFICERS AND DIRECTORS OF SUBSIDIARY		9
3.01	Subsidiary Board and Officers	9
ARTICLE 4 THE DISTRIBUTION		10
4.01	Cooperation Before the Distribution	10
4.02	Distribution Record Date, Distribution Date and Procedures	10
4.03	Conditions Precedent to the Distribution	10
4.04	The Distribution	11
4.05	Adjustment of Parent Stock Options	12
4.06	Redemption of Subsidiary Common Stock	12
ARTICLE 5 SATISFACTION OF LIABILITIES		12
5.01	Satisfaction of Liabilities	12
5.02	Assumption and Satisfaction of Unallocated Contingent Liabilities	12
ARTICLE 6 INDEMNIFICATION		12
6.01	Indemnification by Subsidiary	12
6.02	Indemnification by Parent	13
6.03	Insurance Proceeds	13
6.04	Procedure for Indemnification	14
6.05	Remedies Cumulative	16
6.06	Survival of Indemnities	16
6.07	Coordination with Tax Allocation and Indemnity Provisions	16
ARTICLE 7 ACCESS TO INFORMATION AND SERVICES		17
7.01	Provision of Corporate Records	17
7.02	Access to Information	17
7.03	Production of Witnesses	18
7.04	Reimbursement	18
7.05	Retention of Records	18
7.06	Confidentiality	18
7.07	Privileged Matters	19

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ARTICLE 8 INSURANCE		20
8.01	Definitions	20
8.02	Policies and Rights Included within the Subsidiary Assets	21
8.03	Policies and Rights Included within the Parent Assets	21
8.04	Shared Policy Insurance Administration, Reserves and Premiums	22
8.05	Insurance after the Distribution	23
8.06	Agreement for Waiver of Conflict and Shared Defense	24
ARTICLE 9 EMPLOYMENT AND EMPLOYEE BENEFIT MATTERS		24
9.01	Definitions	24
9.02	Employment and Related Obligations	27
9.03	Stock Option Plans	28
9.04	Parent’s 401(k) Plan	29
9.05	Parent and Subsidiary Medical/Dental Plan	29
9.06	Vacation and Sick Pay Liabilities	29
9.07	Garnishments and Withholding	29
9.08	Labor and Employment Matters	30
9.09	Access to Information; Cooperation	30
9.10	Reimbursement	31
9.11	Preservation of Right To Amend or Terminate Plans	31
9.12	Effect on Employees	31
ARTICLE 10 TAX MATTERS		31
10.01	Definitions	31
10.02	Preparation and Filing of Tax Returns	34
10.03	Taxable Years	35
10.04	Advance Review of Tax Returns	36
10.05	Consistent Positions on Tax Returns	36
10.06	Allocation of Straddle Period Taxes	36
10.07	Payment of Taxes	37
10.08	Amendments to Tax Returns	37
10.09	Refunds of Taxes	38
10.10	Carrybacks	38
10.11	NOL, ITC and AMT Credit Benefit	38
10.12	Payroll Taxes	39
10.13	Tax Indemnification	40
10.14	Cooperation; Document Retention; Confidentiality	41
10.15	Contests and Audits	42
10.16	Tax Elections	43
ARTICLE 11 MISCELLANEOUS		44
11.01	Entire Agreement; No Third Party Beneficiaries	44
11.02	Forbearance	44
11.03	Expenses	44
11.04	Governing Law	44
11.05	Notices	44
11.06	Amendments	44
11.07	Assignments; Predecessors and Successors	45
11.08	Termination and Effectiveness	45

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11.09	Guarantees	45
11.10	Specific Performance	45
11.11	Headings; References; Rules of Construction	45
11.12	Counterparts	45
11.13	Severability; Enforcement	46
11.14	Mediation and Arbitration of Disputes	46
11.15	Payment Method and Character; No Setoffs	47
11.16	Third-Party Beneficiaries	47
11.17	Further Assurances	47

* * * * * * * * * *

iii

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of the 16th day of April 2010, by and between ante4, Inc., a Delaware corporation (“Parent”); and ante5, Inc., a newly formed Delaware corporation that is a wholly-owned subsidiary of Parent (“Subsidiary”).

INTRODUCTION

A.                                   Transfer of Assets Remaining after 2009 Transaction.  On November 2, 2009, Parent sold to Peerless Media Ltd. (“Buyer”), substantially all of Parent’s operating assets other than cash, investments and certain excluded business assets, in exchange for cash and certain royalty rights (the “2009 Transaction”), pursuant to the Asset Purchase Agreement between Parent and Buyer, dated August 24, 2009 (the “Purchase Agreement”).  Substantially all of those excluded business assets, as well as cash for working capital and certain other assets and rights of Parent described in Schedule A attached as a part of this Agreement, are being been transferred to Subsidiary as described in the following Part B, and are collectively referred to in this Agreement as the “Transferred Assets.”

B.                                     Formation and Purpose of Subsidiary.  Parent plans to use the cash proceeds of the 2009 Transaction to acquire a new operating business.  Parent is currently negotiating with Plains Energy Investments, Inc. (“Plains Energy”) for such an acquisition, to be completed by merging Plains Energy Acquisition Corp., a newly formed subsidiary of Parent (“Merger Subsidiary”) into Plains Energy (the “Merger”), in exchange for a certain number of shares of Parent Common Stock (as defined in Section 1.01), pursuant to a Merger Agreement being negotiated between Parent and Plains Energy (the “Merger Agreement”).  Parent has determined that (1) Plains Energy is not willing to ascribe any value to the Transferred Assets in negotiating the terms of the Merger, (2) Plains Energy is concerned about certain Liabilities of Parent, and (3) Plains Energy has requested that Subsidiary indemnify Parent and Plains Energy for a specified amount of any losses resulting from, among other things, third party claims that may be asserted against Parent after the Merger, but arising before the Merger from operation or ownership of the Transferred Assets, or from any act or omission of Parent.  Accordingly, Parent has decided to separate the Transferred Assets and certain Liabilities from Parent, as described in the following paragraphs of this Introduction; and provide for such indemnification in this Agreement.

As of April 16, 2010, Parent formed Subsidiary and entered into a written Subscription Agreement (the “Subscription Agreement”) to transfer to Subsidiary all of the Transferred Assets in exchange for (1) Subsidiary’s assumption of certain existing and contingent Liabilities of Parent described in Schedule B attached as a part of this Agreement (the “Assumed Liabilities”); and (2) Subsidiary’s issuance to Parent of one (1) share of the voting common stock, $0.001 par value per share, of Subsidiary (“Subsidiary Common Stock”).

Subsidiary has been formed to (1) separate the Transferred Assets and the Assumed Liabilities from Parent, as requested by Plains Energy; (2) allow the Parent Shareholders (as defined in Section 1.01) to share, after the distribution of Subsidiary Common Stock to them (as described in part C below), in the ultimate value of the Transferred Assets, if any, after satisfaction of the Assumed Liabilities; and (3) provide for the indemnification described in the first paragraph of this part B.  To accomplish the latter two purposes, Subsidiary will engage in the administration and monetization of the Transferred Assets; and the management and satisfaction of the Assumed Liabilities and any such indemnification.

Under the terms of the 2009 Transaction, certain ex-employees of Parent who are now employees of Buyer are providing transition services to Parent for a limited period after the 2009 Transaction.  As a result, Parent now employs only one employee (its CEO); and has contracted with another corporation for accounting and financial services.  Parent intends to transfer those employees and that contract to Subsidiary upon the closing of the Merger because, if the Merger occurs, Parent and its newly acquired business will be managed by employees of Plains Energy.

C.                                     Distribution and Limited Retention of Subsidiary Common Stock.  To further those purposes, the Board of Directors of Parent has determined that it is in the best interests of Parent and the Parent Shareholders to fully separate the Transferred Assets and Assumed Liabilities from Parent, after the Merger Closing Date, through (1) the distribution of all of the Subsidiary Common Stock (after a stock split required to provide for the necessary shares) to the Parent Shareholders (as those terms are defined in Section 1.01); and (2) the adjustment of Parent Stock Options (as defined in Section 1.01) (collectively, the “Distribution,” as more fully defined in Section 1.01), as soon as practicable after the closing of the Merger.  The Distribution is intended to equitably adjust the rights of the holders of Parent Stock Options, to preserve their intrinsic value after the Distribution, by adjustment of their terms and the issuance of Subsidiary Stock Options pursuant to Sections 4.05 and 9.03.

As of the Merger Closing Date, Parent will hold all of the Subsidiary Common Stock; and after the Distribution, Parent will not hold any shares of Subsidiary Common Stock.

If the Distribution is delayed due to the closing condition set forth in Section 4.03(e) until a time when the former holders of stock or warrants issued by Plains Energy (or their assignees) will receive Subsidiary Common Stock as Parent Shareholders in the Distribution, those former Plains Energy stockholders have agreed to sell such Subsidiary Common Stock to Subsidiary for a nominal price, and this Agreement is intended to provide for that purchase, so as to limit the economic benefit of the Distribution to Parent Shareholders (or their assignees) who held Parent Common Stock (or options to buy such stock) immediately before the Merger.

D.                                    Purposes of Agreement.  In connection with the Subscription Agreement and the Distribution, Parent and Subsidiary have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution; and to set forth the agreements between Parent and Subsidiary that will govern certain matters after the Distribution.

E.                                      Income Tax Consequences.  Parent and Subsidiary acknowledge that (1) Parent’s contribution of the Transferred Assets to Subsidiary, in exchange for Subsidiary Common Stock and Subsidiary’s assumption of the Assumed Liabilities pursuant to the Subscription Agreement, is intended to qualify as a transaction free from federal income Tax, with respect to Parent and Subsidiary, under Section 351(a) of the Code (as those terms are defined in Section 1.01), unless the value of the Transferred Assets is less than the amount of any Debt (as those terms are defined in Section 1.01) included in the Assumed Liabilities; and (2) the Distribution is not intended to qualify as a Tax-free transaction, with respect to either Parent or the Parent Shareholders who receive Subsidiary Common Stock.

AGREEMENT

NOW, THEREFORE, in consideration of the facts recited above, which are a part of this Agreement, and the respective promises set forth below, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.01                           General.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Action” shall mean any claim, action, suit, cause of action, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any arbitration tribunal.

“After-Tax Basis” means, with respect to any Liability or other loss indemnified hereunder, the actual amount of any payment to be made with respect to such Liability or loss, after giving effect to any Tax cost incurred by the recipient arising out of the receipt of such payment (unless such receipt is treated as other than the receipt of Taxable income), and reducing such payment by the value of, any and all federal, state or other Tax Benefits (as defined in Section 10.01) attributable to the full payment of the indemnified Liability or loss, which value shall be determined on an assumed basis by multiplying the amount of any applicable deduction, credit, offset or other Tax item by the applicable highest marginal rate of income Taxation in effect for the period for which the adjustment is made.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“ARS” means the auction rate securities in the amount of approximately $3,699,979 held by Parent in its account with UBS Financial Services, which Parent expects to receive in full (net of the repayment of a line of credit with UBS Financial Services in the amount of approximately $2,442,920) in June 2010.

“Assumed Liabilities” has the meaning specified in part B of the Introduction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Debt” shall mean all (i) indebtedness for borrowed money and obligations evidenced by bonds, notes, debentures or similar instruments; (ii) obligations issued or assumed as the deferred purchase price of property or services; (iii) obligations under capital leases; and (iv) all guarantees of the obligations of other Persons described in the foregoing clauses (i) - (iii).

“Distribution” shall mean, collectively, (i) the distribution of Subsidiary Common Stock by Parent to the Parent Shareholders on the Distribution Date, as such distribution is more fully described in Section 4.04; and (ii) the adjustment of the terms of the Parent Stock Options, pursuant to Sections 4.05 and 9.03, including the issuance of Subsidiary Stock Options to holders of Parent Stock Options pursuant to Section 9.03.

“Distribution Date” means a business day determined by the Parent Board pursuant to Section 4.02, for the completion of the Distribution.

“Distribution Effective Time” means the close of business on the Distribution Date.

“Distribution Record Date” means the date established by the Parent Board as the date for making a record of the Parent Shareholders entitled to participate in the Distribution, which Distribution Record Date shall, subject to Section 4.02, be the trading day immediately prior to the Merger Closing Date.

“Governmental Entity” means any court, regulatory or administrative agency or commission, or other governmental authority or instrumentality.

“Liabilities” shall mean any and all Debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto; and including, without limitation, those Debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“Merger” has the meaning specified in part B of the Introduction.

“Merger Agreement” has the meaning specified in part B of the Introduction.

“Merger Closing Date” means the date on which the Merger is consummated.

“Merger Effective Time” means the time on the Merger Closing Date at which the Merger becomes effective according to the terms of the Merger Agreement.

“Merger Subsidiary” has the meaning specified in part B of the Introduction.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Assets” has the meaning set forth in part B of Schedule A.

“Parent Board” means Parent’s Board of Directors, as constituted at the applicable time.

“Parent Books and Records” shall mean the books and records (including computerized records) of Parent that are necessary to manage the Parent Assets or are required by law to be retained by Parent, including, without limitation: (i) all such books and records relating to Parent Individuals (as defined in Section 9.01); (ii) all files relating to any Parent Liabilities, including without limitation any Action being retained by Parent as part of the Parent Liabilities; and (iii) original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to Parent or the Parent Assets (but not including the Subsidiary Books and Records; provided, however, that Parent shall have access to, and shall have the right to obtain duplicate copies of, the Subsidiary Books and Records in accordance with the provisions of Article 7).

“Parent Common Stock” means the outstanding common stock, par value $.001 per share, of Parent.

“Parent Liabilities” shall mean (i) the Liabilities, if any, of Parent under, or to be retained or assumed by Parent pursuant to this Agreement (including Parent’s portion of any Unallocated Contingent Liabilities, as provided in Section 5.02, but excluding the Assumed Liabilities) or any of the Related Agreements; (ii) all Actions against Parent or Liabilities arising out of, or specifically associated with, any of the Parent Assets; (iii) the Liabilities, if any, of Parent under the Purchase Agreement and the Merger Agreement, but excluding any portion thereof that is included in the Assumed Liabilities or indemnifiable by Subsidiary under Section 6.01; (iv) the Indemnification Agreements entered into by and between Parent and each of the directors of Parent that resign from the Parent Board before the Merger Effective Time; and (v) all other Liabilities of Parent arising out of, or specifically associated with, any of the Parent Assets; provided, however, that the Parent Liabilities shall not include any Actions, losses, damages, costs, expenses or Liabilities for any Tax (which shall be governed solely by Article 10, except to the extent modified by Section 6.01).

“Parent Shareholders” shall mean the holders of record of Parent Common Stock as of the close of business on the Distribution Record Date.

“Parent Stock Options” has the meaning specified in Section 9.01.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization or Governmental Entity.

“Plains Energy” has the meaning specified in part B of the Introduction.

“Purchase Agreement” has the meaning specified in part A of the Introduction.

“Related Agreements” shall mean the Subscription Agreement and any other agreements, instruments, understandings, assignments or other arrangements set forth in writing, that are entered into between Parent and Subsidiary in connection with the formation of Subsidiary or the Distribution, other than the Merger Agreement or any other agreements between Parent and Plains Energy in connection with the Merger.

“Subscription Agreement” has the meaning specified in part B of the Introduction.

“Subsidiary” has the meaning set forth in the first paragraph of this Agreement.

“Subsidiary Assets” shall mean (i) the Transferred Assets, to the extent in existence immediately before the Merger Effective Time; (ii) the Subsidiary Books and Records; (iii) the rights of Subsidiary under the Shared Policies (as defined in Section 8.01); (iv) the rights of Subsidiary under this Agreement; (v) all other rights and assets expressly to be retained by, or assigned or allocated to, Subsidiary under this Agreement or the Related Agreements; (vi) all rights and assets acquired by Subsidiary after the Merger Effective Time.

“Subsidiary Board” means Subsidiary’s Board of Directors, as constituted immediately before the Merger Closing Date.

“Subsidiary Books and Records” shall mean the books and records (including computerized records) of Subsidiary and any other books and records of Parent that relate principally to Subsidiary, are necessary to operate the Transferred Assets and satisfy the Assumed Liabilities, or are required by law to be retained by Subsidiary, including, without limitation:  (i) all such books and records relating to Transferred Employees; (ii) all files relating to any Action being assumed or retained by Subsidiary as part of the Subsidiary Liabilities; and (iii) original corporate minute books, stock ledgers and certificates, and all licenses, leases, agreements and filings, relating to Subsidiary Assets or the Subsidiary Liabilities (but not including the Parent Books and Records; provided, however, that Subsidiary shall have access to, and have the right to obtain duplicate copies of, any of the Parent Books and Records that pertain to the Transferred Assets or the Assumed Liabilities in accordance with the provisions of Article 7).

“Subsidiary Common Stock” has the meaning specified in part B of the Introduction.

“Subsidiary Liabilities” shall mean, subject to the limitations of the last paragraph of Section 6.01: (i) all Liabilities of Subsidiary under, or to be retained or assumed by Subsidiary pursuant to, this Agreement or any of the Related Agreements (including the Assumed Liabilities and Subsidiary’s portion of any Unallocated Contingent Liabilities, as provided in Section 5.02 and limited under Section 6.01); (ii) all Liabilities of Subsidiary other than any Parent Liabilities that are neither included in the Assumed Liabilities (which shall be assumed or retained by Parent in connection with the Distribution), nor indemnified by Subsidiary under Section 6.01; (iii) all Actions against Parent arising out of, or specifically associated with, any of the Subsidiary Assets; and (iv) all other Liabilities of Parent arising out of, or specifically associated with, any of the Subsidiary Assets or the Assumed Liabilities (including any Debt secured by the Subsidiary Assets); provided, however, that the Subsidiary Liabilities shall not include any Actions, losses, damages, costs, expenses or Liabilities for any Tax (which shall be governed solely by Article 10, except to the extent modified by Section 6.01).

“Subsidiary Stock Options” has the meaning specified in Section 9.01.

“Tax,” “Taxes” and “Taxable” have the respective meanings specified in Section 10.01.

“Tax Return” and “Tax Returns” have the respective meanings specified in Section 10.01.

“Transferred Assets” shall have the meaning specified in part A of the Introduction.

“Transferred Employee” has the meaning specified in Section 9.01.

“Treasury Regulations” shall mean the United States Treasury Regulations, as amended.

1.02                           Terms Defined Elsewhere in Agreement.  Other capitalized terms are defined in this Agreement for use in specified Articles or Sections, or elsewhere in this Agreement to the extent expressly stated herein.

ARTICLE 2
TRANSFERS OF ASSETS AND TREATMENT OF LIABILITIES

2.01                           Performance of Subscription Agreement.  Pursuant to the Subscription Agreement:

(a)                                  Parent shall contribute the Transferred Assets to the capital of Subsidiary, by taking or causing to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Subsidiary of Parent’s right, title and interest in the Transferred Assets and any other Subsidiary Assets held by Parent; and

(b)                                 in consideration of the Parent’s obligation to make that capital contribution, Subsidiary has issued the Subsidiary Common Stock to Parent and assumed the Assumed Liabilities.

2.02                           Corrective Transfers of Assets from Subsidiary to Parent.  Before the Distribution Date, Subsidiary shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Parent of all of Subsidiary’s right, title and interest in any Parent Assets held by Subsidiary, at or before the Distribution Effective Time, that had been inadvertently assigned to or were otherwise received by Subsidiary.  Any such transfers made under this paragraph shall be made as a correction of the initial transfer of assets to Subsidiary in consideration of the Subsidiary Common Stock.

2.03                           Transfers Not Effected Before the Distribution.  To the extent that any asset transfers contemplated by this Article 2 shall not have been fully effected as of the Distribution Effective Time:

(a)                                  The parties shall cooperate in good faith to effect such transfers as promptly as shall be practicable after the Effective Time.  Nothing herein shall be deemed to require the transfer of any assets that, by their terms or operation of law, cannot be transferred; provided, however, that Parent and Subsidiary shall cooperate in good faith in seeking to obtain any necessary consents or approvals for the transfer of all assets contemplated to be transferred pursuant to this Agreement.

(b)                                 The party retaining such asset shall thereafter hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto); and take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such asset been transferred as contemplated hereby.  As and when any such asset becomes transferable, such transfer shall be effected forthwith.

(c)                                  The parties agree that, except as set forth in this Section 2.03, as of the Distribution Effective Time, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incidental thereto, that such party is entitled to acquire pursuant to the terms of this Agreement.

2.04                           Cooperation Concerning Assets.  If, at any time after the Distribution Date, Subsidiary reasonably determines that any of the Parent Assets (other than cash or investments) are essential for the operation of the Transferred Assets or satisfaction of the Assumed Liabilities, or Parent reasonably determines that any of the Subsidiary Assets are essential for the operation of the Parent Assets, and the nature of such assets makes it impracticable for Subsidiary or Parent, as the case may be, to obtain substitute assets or to make alternative arrangements on commercially reasonable terms to conduct their respective operations, and reasonable provisions for the use thereof are not already included in this Agreement or the Related Agreements, then Subsidiary (with respect to the Subsidiary Assets) and Parent (with respect to the Parent Assets) shall cooperate in good faith to make such assets available to the other party on commercially reasonable terms, as may be reasonably required for such party to maintain normal business operations.  However, (a) the usage of such assets by the other party shall not materially interfere with the use of such assets by the party holding such assets; and (b) such assets shall be required to be made available only until such time as the other party can reasonably obtain substitute assets or make alternative arrangements on commercially reasonable terms to permit it to maintain normal business operations.

2.05                           No Representations or Warranties; Consents.  Each of the parties hereto understands and agrees that no party hereto is, in this Agreement, in any Related Agreement or otherwise, representing or warranting in any way (a) as to the value or freedom from encumbrance of, or any other matter concerning, any assets of such party; or (b) as to the legal sufficiency to convey title to any asset transferred pursuant to this Agreement or any Related Agreement, except as may be expressly stated in a Related Agreement.  IT IS ALSO AGREED AND UNDERSTOOD THAT THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS OF ANY OF THE ASSETS EITHER TRANSFERRED TO OR RETAINED BY THE PARTIES, AS THE CASE MAY BE, AND ALL SUCH ASSETS SHALL BE “AS IS, WHERE IS” AND “WITH ALL FAULTS;” provided, however, that the absence of representations and warranties under this Agreement shall have no effect upon any allocation of Liabilities under this Agreement.

Each party hereto understands and agrees that no party hereto is, in this Agreement, in any Related Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement, any Related Agreement or otherwise will satisfy the provisions of any or all applicable laws or judgments or other instruments or agreements relating to such assets.  Notwithstanding the foregoing, the parties shall use their good faith efforts to obtain all consents and approvals, to enter into all reasonable amendatory agreements and to make all filings and applications which may be reasonably required for the consummation of the transactions contemplated by this Agreement and the Related Agreements; and shall take all such further reasonable actions as shall be necessary to preserve for each of Subsidiary and Parent, to the greatest extent feasible, the economic and operational benefits of the allocation of assets and Liabilities provided for in this Agreement.  If, at any time after the Distribution Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

2.06                           Ordinary Course Operations.  The parties agree that all business operations with respect to the Subsidiary Assets and the Assumed Liabilities, including, but not limited to, the administration, payment and collection of accounts payable and accounts receivable (if any), will be conducted in the ordinary course of business and consistent with past practice before the Distribution Effective Time.

2.07                           Allocation of Debt.  Debt will be allocated as follows:

(a)                                  Any Debt of Parent, including without limitation any Debt secured by Parent Assets, shall be Retained Debt to be satisfied by Parent.

(b)                                 Any Debt of Subsidiary, including without limitation any Debt secured by Subsidiary Assets, shall be (i) retained as an obligation to be satisfied by Subsidiary or (ii) assumed by Subsidiary (as applicable) as part of the Assumed Liabilities.  As of the date of this Agreement, the parties believe there will be no such Debt, except for a certain promissory note to be issued by Subsidiary to Parent pursuant to the Merger Agreement, in the amount of $500,000.

2.08                           Settlement of Intercompany Accounts.  Except for the promissory note described in the preceding sentence, all accounts between Parent and Subsidiary shall be paid in full and settled before the Distribution Effective Time; provided, however, that nothing contained in this Section 2.08 shall affect the assumption and satisfaction of Liabilities pursuant to Article 5, the indemnification provisions of Article 6 or Article 10, or the indemnification provisions of the Related Agreements.

2.09                           Limitation on Loans and Distributions by Subsidiary.  On or after the Merger Closing Date, Parent shall not cause Subsidiary to make, nor shall Subsidiary make, (a) any loans to Parent (except as provided in paragraph (b) of Section 2.07) or any of its subsidiaries, or (b) any distribution of cash or property to Parent with respect to Subsidiary Common Stock, except as may be otherwise expressly provided in this Agreement.

ARTICLE 3
OFFICERS AND DIRECTORS OF SUBSIDIARY

3.01                           Subsidiary Board and Officers.  Subsidiary and Parent shall take all actions that may be required to appoint as officers and directors of Subsidiary those individuals named in Schedule C attached hereto, effective no later than the Merger Effective Time.  Parent agrees not to remove any such directors or appoint any additional directors of Subsidiary at any time after the Merger Effective Time.

ARTICLE 4
THE DISTRIBUTION

4.01                           Cooperation Before the Distribution.

(a)                                  Subject to Section 11.08, Subsidiary and Parent shall use all reasonable best efforts to obtain any consents or approvals from any Governmental Entity or other third-party Person that are necessary or desirable in connection with the transactions contemplated hereby.

(b)                                 Subject to Section 11.08, Subsidiary and Parent will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable law, to consummate the transactions contemplated under this Agreement and the Related Agreements including, but not limited to, actions relating to the satisfaction of the conditions indicated in Section 4.02.

4.02                           Distribution Record Date, Distribution Date and Procedures.  The Parent Board has established the trading day immediately prior to the Merger Closing Date as the Distribution Record Date, subject to the following:

(a)                                  The Parent Board shall establish appropriate procedures in connection with the Distribution and shall establish a Distribution Date that is not later than the fifth (5th) business day following the satisfaction or waiver of all conditions precedent to the Distribution, as set forth in Section 4.03.

(b)                                 If the Distribution Date has not occurred on or prior to the 60th day following the Distribution Record Date (the “Outside Distribution Date”), or the Subsidiary Board determines in its discretion that such conditions are not reasonably likely to be satisfied before the Outside Distribution Date, then the Parent Board shall (i) establish a date designated by the Subsidiary Board in its discretion as a new Distribution Record Date, and (ii) establish a Distribution Date that is not later than the fifth (5th) business day following the satisfaction or waiver of all conditions precedent to the Distribution, as set forth in Section 4.03. This Section 4.02(b) shall continue to apply successively if a Distribution Date has not occurred on or before the applicable Outside Distribution Date (i.e., the 60th day following the Distribution Record Date or any new Distribution Record Date, as applicable).

4.03                           Conditions Precedent to the Distribution.  In no event shall the Distribution occur unless the following conditions shall have been satisfied (or waived as provided below):

(a)                                  no order, injunction or decree shall have been issued by any court of competent jurisdiction to prevent consummation of the Distribution or any of the other transactions contemplated by this Agreement or any of the Related Agreements;

(b)                                 all necessary regulatory approvals and consents of Governmental Entities and other third-party Persons shall have been received, except for any such approvals or consents the failure of which to obtain would not have a material adverse effect on the business, operations or condition (financial or otherwise) of either Parent or Subsidiary;

(c)                                  the Parent Board shall not have reasonably determined in good faith that the Distribution would not be permitted under the Delaware General Corporation Law;

(d)                                 the Merger shall have been consummated; and

(e)                                  Subsidiary shall have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form 10 for the purpose of registering the Subsidiary Common Stock under the Securities Exchange Act of 1934, as amended; and an information statement satisfying the requirements of Schedule 14A or Schedule 14C of the Securities Exchange Act of 1934, as amended, shall have been filed with the SEC and mailed to the Parent Shareholders.

Parent shall use its best efforts, and shall cooperate with Subsidiary, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Distribution and the other transactions contemplated hereby, including without limitation the satisfaction of the conditions set forth in this Section 4.03.

4.04                           The Distribution.  As of the Distribution Effective Time, subject to the conditions set forth in this Agreement, Parent shall deliver to Agent (as defined below), for the benefit of the Parent Shareholders, a share certificate representing all of the outstanding shares of Subsidiary Common Stock owned by Parent, which certificate shall be endorsed in blank; and Parent shall instruct the Agent to distribute to each of the Parent Shareholders, as soon as practicable after the Distribution Date, a certificate (each a “Subsidiary Certificate”) representing one share of Subsidiary Common Stock for each share of Parent Common Stock held by the Parent Shareholder.  Subsidiary agrees to provide all Subsidiary Certificates that the Agent shall require in order to effect the Distribution.  If the Distribution Record Date is after the Merger Closing Date, Parent shall cause Subsidiary Certificates to be distributed in respect of Parent Common Stock issued in the Merger that is held of record by a Person who was a shareholder of Plains Energy immediately before the Merger, or such shareholder’s successors or assigns (other than such successors or assigns that have acquired such shares pursuant to a “broker’s transaction” within the meaning of Section 4(4) of the Securities Act of 1933, as amended, and Rule 144 promulgated thereunder) (each such holder, a “Plains Energy Stockholder”), to bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions contained in a lock up agreement between the registered owner and the Company.

Parent shall cause such legend to remain on any such Subsidiary Certificates so long as the lock-up restrictions remain in place; and Parent agrees that it shall not, without the prior written approval of the Subsidiary Board, amend the lock-up agreements or waive or otherwise prematurely terminate the restrictions thereunder.

“Agent” means Wells Fargo Bank, N.A., acting as distribution agent appointed by Parent to distribute Subsidiary Common Stock to the Parent Shareholders pursuant to the Distribution.

4.05                           Adjustment of Parent Stock Options.  On and after the Distribution Date, Parent shall remain obligated under all Parent Stock Options it has granted; provided, however, that the Parent Stock Options outstanding as of the Distribution Record Date shall be adjusted pursuant to Section 9.03, as of the Distribution Effective Time, as part of the Distribution.

4.06                           Redemption of Subsidiary Common Stock.  At any time after the Distribution Effective Time:

(a)                                  Subsidiary may redeem for cash, as of the Distribution Effective Time, any shares of Subsidiary Common Stock that are distributed in the Distribution to Plains Energy Stockholders (and their assignees) who received shares of Parent Common Stock in the Merger, or purchased shares of Parent Common Stock pursuant to converted warrants previously issued by Plains Energy; and such redemption shall be completed at a price of $0.001 per share.

ARTICLE 5
SATISFACTION OF LIABILITIES

5.01                           Satisfaction of Liabilities.  From and after the Distribution Date, (a) Subsidiary shall assume, pay, perform and discharge in due course all of the Subsidiary Liabilities; and (b) Parent shall assume, pay, perform and discharge in due course all of the Parent Liabilities.

5.02                           Assumption and Satisfaction of Unallocated Contingent Liabilities.  From and after the Distribution Date, to the extent that there is a Liability incurred by Parent or Subsidiary before the Distribution Effective Time that is not recorded on the books and records of either Parent or Subsidiary, is neither a Parent Liability nor a Subsidiary Liability and cannot in good faith be allocated by the parties hereto as either a Parent Liability or a Subsidiary Liability (all such Liabilities, “Unallocated Contingent Liabilities”), then such Unallocated Contingent Liabilities shall be allocated between Parent and Subsidiary on a pro rata basis in proportion to the estimated fair market value of each party’s assets as of the Distribution Effective Time; and shall be partially assumed, paid, performed and discharged by each such party based upon such allocation; provided, however, that Subsidiary’s share of any such Unallocated Contingent Liabilities shall be limited to the extent required under Section 6.01.

ARTICLE 6
INDEMNIFICATION

6.01                           Indemnification by Subsidiary.  Subject to the last paragraph of this Section 6.01, and Sections 6.03 and 6.07, Subsidiary shall indemnify, defend and hold harmless (on an After-Tax Basis) Parent, Merger Subsidiary (or its successor after the Merger), and each of the past or present directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (the “Parent Indemnitees”), from and against any and all Actions, threatened Actions, costs, damages, Liabilities and expenses, including but not limited to reasonable attorneys’ fees, the reasonable fees of other professionals and experts, and court or arbitration costs (“Indemnifiable Losses” and, individually, an “Indemnifiable Loss”) that are suffered or incurred by any of the Parent Indemnitees and that relate to or arise from all or any of the following:

(a)                                  any failure or alleged failure of Subsidiary to (i) pay, perform or otherwise discharge in due course any of the Subsidiary Liabilities; or (ii) comply with the provisions of Section 2.08;

(b)                                 the operation or ownership of the Subsidiary Assets after the Distribution Date;

(c)                                  the indemnification obligations of Parent pursuant to Section 9 of the Purchase Agreement;

(d)                                 any Action or threatened Action made or asserted by any Person (including, without limitation, any Governmental Entity) who is not a party to this Agreement, any of the Related Agreements or the Merger Agreement, that relates to operation or ownership of the Transferred Assets, or relates to any act or omission of Parent, in either case at any time on or before the Merger Closing Date; or

(e)                                  any Tax Liability of Parent that is indemnifiable by Subsidiary under Section 10.13(b), but only to the extent such Tax Liability is attributable to Parent, Subsidiary, Merger Subsidiary or any other direct or indirect subsidiary of Parent for any Taxable Period (as defined in Section 10.01) ending on or before the Merger Closing Date, as such Tax Liability is determined pursuant to the principles set forth in Section 10.06.

Notwithstanding any contrary provision in this Agreement, Subsidiary shall not be liable to the Parent Indemnitees for any amount of Indemnifiable Losses arising from clauses (d) and (e) of the preceding paragraph, that exceeds $2,500,000 in the aggregate (the “Indemnification Cap”); nor any such Indemnifiable Loss for which none of the Parent Indemnitees has delivered to Subsidiary, in the manner required under this Article 6, a written claim for indemnification of such Indemnifiable Loss during the period beginning on the Merger Closing Date and ending on the second anniversary of the Merger Closing Date.  All claims for such indemnification for which proper notification of Subsidiary shall have been made by a Parent Indemnitee before the close of business on the last day of such two-year period shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

6.02                           Indemnification by Parent.  Subject to Sections 6.03 and 6.07, Parent shall indemnify, defend and hold harmless (on an After-Tax Basis) Subsidiary, and each of its past or present directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (the “Subsidiary Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the Subsidiary Indemnitees and arising from (a) any failure or alleged failure of Parent to pay, perform or otherwise discharge in due course any of the Parent Liabilities; (b) the operation or ownership of the Parent Assets after the Distribution Date; or (b) any failure or alleged failure of Parent to comply with the provisions of Section 2.08.

6.03                           Insurance Proceeds.  The amount which any party (an “Indemnifying Party”) is or may be required to pay to any other Person (an “Indemnified Person”) pursuant to Section 6.01 or Section 6.02 shall be reduced (including, without limitation, retroactively) by any Insurance

Proceeds (as defined in Section 8.01) or other amounts actually recovered by or on behalf of such Indemnified Person in reduction of the related Indemnifiable Loss.  Any such Insurance Proceeds or other amounts shall not, however, reduce the amount of the Indemnifiable Loss solely for the purpose of calculating whether and the extent to which aggregate Indemnifiable Losses exceed the Indemnification Cap.  If an Indemnified Person has received a payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and later actually receives Insurance Proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnified Person shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received.

6.04                           Procedure for Indemnification.

(a)                                  Notice of Third-Party Claim.  If an Indemnified Person shall receive written notice of the assertion by a Person (including, without limitation, any Governmental Entity) who is not a party to this Agreement or to any of the Related Agreements of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a “Third-Party Claim”), such Indemnified Person shall give the Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnified Person to give notice as required by this Section 6.04 shall not relieve the Indemnifying Party of its obligations under this Article 6, except to the extent that such Indemnifying Party is materially prejudiced by such failure to give notice.  Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnified Person.

(b)                                 Notice of Election to Defend Third-Party Claim.  Within 15 days after the receipt of notice from an Indemnified Person in accordance with Section 6.04(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnified Person of its election whether to assume responsibility for such Third-Party Claim (provided that, if the Indemnifying Party does not so notify the Indemnified Person of its election within 15 days after receipt of such notice from the Indemnified Person, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim).  An election not to assume responsibility for such Third-Party Claim may only be made in the event of a good faith dispute that a Third-Party Claim is not covered as an Indemnifiable Loss under the grounds specified in Section 6.01 or 6.02, as the case may be.  Subject to Section 6.04(e) , an Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party’s own expense and by counsel reasonably satisfactory to the Indemnified Person, any Third-Party Claim; provided, however, that (i) the Indemnifying Party must confirm in writing that it agrees that the Indemnified Person is entitled to indemnification hereunder in respect of such Third-Party Claim; and (ii) no compromise or settlement shall be made without the prior written consent of the Indemnified Person, which consent shall not be reasonably withheld.

(c)                                  Cooperation with Indemnifying Party; Defense Costs.  In the event that the Indemnifying Party elects to assume responsibility for the Third-Party Claim, pursuant to Section 6.04(b) above, (i) the Indemnified Person shall cooperate in good faith in the defense or settlement or compromise of such Third-Party Claim, including making available to the

Indemnifying Party any personnel and any books, records or other documents within the Indemnified Person’s control or which it otherwise has the ability to make available that are necessary or appropriate for the defense of the Third-Party Claim; (ii) the Indemnifying Party shall keep the Indemnified Person reasonably informed regarding the strategy, status and progress of the defense of the Third-Party claim; and (iii) the Indemnifying Party shall consider, in good faith, the opinions and suggestions of the Indemnified Person with respect to the Third-Party Claim.

After notice from an Indemnifying Party to an Indemnified Person of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnified Person under this Article 6 for any legal or other costs or expenses (except costs or expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnified Person in connection with the defense thereof; provided, however, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnified Persons, and in such Indemnified Persons’ reasonable judgment a conflict of interest between such Indemnified Persons and such Indemnifying Party exists in respect of such claim, such Indemnified Persons shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.

(d)                                 Procedure if No Defense Election is Made.  If an Indemnifying Party elects not to assume responsibility for a Third-Party Claim, the Indemnified Person may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim.  Notwithstanding the foregoing, an Indemnified Person may not settle or compromise any claim without prior written notice to the Indemnifying Party, which shall have the option within ten days following the receipt of such notice (i) to disapprove the settlement, and to then assume all past and future responsibility for the claim, including immediately reimbursing the Indemnified Person for prior expenditures in connection with the claim; (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnified Person may, in its sole discretion, proceed with the settlement and the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement; (iii) to approve and pay the amount of the settlement, reserving the Indemnifying Party’s right to contest the Indemnified Person’s right to indemnity; or (iv) to approve and pay the settlement.  In the event the Indemnifying Party makes no response to such written notice, the Indemnifying Party shall be deemed to have elected option (ii).  When the Indemnifying Party chooses or is deemed to have chosen option (ii) or (iii), the issue of whether the Indemnified Person has a right to indemnity under this Article 6 shall be resolved by arbitration pursuant to the provisions of Section 11.14.  If the Indemnifying Party does not prevail in such arbitration, the Indemnifying Party shall promptly reimburse the Indemnified Person for all Indemnifiable Losses, plus interest on such amounts at the lower of (i) 10% or (ii) the highest legal interest rate, accruing from the date of payment by the Indemnified Person.

(e)                                  Procedure if Defense Election is Not Effective.  Notwithstanding the foregoing, if an Indemnified Person reasonably and in good faith determines that (i) the Indemnifying Party is not financially capable to defend a Third-Party Claim and to provide full indemnification with respect to any settlement thereof, or (ii) the Indemnifying Party or such Indemnifying Party’s attorney is not adequately representing the Indemnified Person’s interests with respect to such Third-Party Claim, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim and the Indemnifying Party shall remain responsible for, and be bound by the resolution of, such Third-Party Claim.

(f)                                    Repayment of Excess Indemnification.  In addition to any adjustments required pursuant to Section 6.03, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnified Person to the Indemnifying Party.

(g)                                 Subrogation Rights.  In the event of payment by an Indemnifying Party to any Indemnified Person in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Person as to any events or circumstances in respect of which such Indemnified Person may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other party that may be liable.  Such Indemnified Person shall cooperate with such Indemnifying Party in good faith and in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

6.05                           Remedies Cumulative.  Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Article 6 shall be the sole and exclusive remedy of any Parent Indemnitee for monetary damages from and after the Distribution Date with respect to breaches of this Agreement by Subsidiary.  Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnified Person to seek or obtain injunctive relief or any other equitable remedy to which such Indemnified Person is otherwise entitled.

6.06                           Survival of Indemnities.  Except to the extent otherwise provided in the last paragraph of Section 6.01, the obligations of each of Subsidiary and Parent under this Article 6 shall survive the sale or other transfer by it of any assets or business or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such assets, business or Liabilities.

6.07                           Coordination with Tax Allocation and Indemnity Provisions.

(a)                                  Except as expressly provided in Section 6.01 and this Section 6.07, this Article 6 shall not govern any Tax matter, and any and all Actions, losses, damages, costs, expenses, Liabilities, refunds, deductions, write-offs, or benefits relating to Taxes shall be exclusively governed by Article 10.

(b)                                 If, at the time Subsidiary is required to make any payment to Parent under this Article 6, Parent owes Subsidiary any amount under Article 10, then such amounts shall be offset and the excess shall be paid by the party liable for such excess.  Similarly, if, at the time Parent is required to make any payment to Subsidiary under this Article 6, Subsidiary owes Parent any amount under Article 10, then such amounts shall be offset and the excess shall be paid by the party liable for such excess.

ARTICLE 7
ACCESS TO INFORMATION AND SERVICES

7.01                           Provision of Corporate Records.

(a)                                  Subsidiary Books and Records.  Except as otherwise provided in a Related Agreement, Parent shall deliver, on or as soon as practicable after the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in Article 2, to Subsidiary (at Parent’s cost) all of the Subsidiary Books and Records in Parent’s possession, except to the extent such items are already in the possession of Subsidiary.  The Subsidiary Books and Records shall be the property of Subsidiary, but the Subsidiary Books and Records that reasonably relate to Parent or the Transferred Assets shall be available to Parent for review and duplication until Parent shall notify Subsidiary in writing that such records are no longer of use to Parent.

(b)                                 Parent Books and Records.  Except as otherwise provided in a Related Agreement, Subsidiary shall deliver, on or as soon as practicable after the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in Article 2, to Parent (at Parent’s cost) all of the Parent Books and Records in Subsidiary’s possession, except to the extent such items are already in the possession of Parent.  The Parent Books and Records shall be the property of Parent, but the Parent Books and Records that reasonably relate to Subsidiary or the Transferred Assets shall be available to Subsidiary for review and duplication until Subsidiary shall notify Parent in writing that such records are no longer of use to Subsidiary.

7.02                           Access to Information.  Except as otherwise provided in a Related Agreement, from and after the Distribution Date, Parent shall afford to Subsidiary and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to individuals and other Persons possessing information) and duplicating rights during normal business hours, with respect to all records, books, contracts, instruments, computer data and other data and information relating to pre-Distribution operations (collectively, “Information”) within Parent’s possession or control, insofar as such access is reasonably required by Subsidiary for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information, as defined in Section 7.07(a).

Similarly, except as otherwise provided in a Related Agreement, Subsidiary shall afford to Parent and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to individuals and other Persons possessing information) and duplicating rights during normal business hours, with respect to Information within Subsidiary’s possession or control, insofar as such access is reasonably required by Parent for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information.  Information may be requested under this Article 7 for the legitimate business purposes of either party, including without limitation, audit, accounting, claims (including claims for indemnification hereunder), litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

7.03                           Production of Witnesses.  At all times from and after the Distribution Date, each of Subsidiary and Parent shall use reasonable efforts to make available to the other, upon written request, its and its subsidiaries’ present and past officers, directors, employees and agents as witnesses to the extent that such Persons may reasonably be required in connection with any Action.

7.04                           Reimbursement.  Except as otherwise provided in any Related Agreement, a party providing Information or witnesses to the other party under this Article 7 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing such Information or witnesses.  Notwithstanding the foregoing, the parties acknowledge that a party providing Information or witnesses shall not be entitled to receive reimbursement of salary or other compensation expenses relating to any employees providing such Information or acting as such witnesses.

7.05                           Retention of Records.  Except as otherwise required by applicable law or a Related Agreement (or otherwise agreed in writing), each of Subsidiary and Parent may destroy or otherwise dispose of any of the Information that is material Information and is not contained in other Information retained by the other, only after the later to occur of (a) all applicable statutes of limitations (including any waivers or extensions thereof) with respect to Tax Returns which Parent or Subsidiary, as the case may be, may be obligated to file on behalf of any member of the Subsidiary Group or any member of the Pre-Distribution Group or the Post-Distribution Parent Group (each as defined in Section 10.01), as the case may be; and (b) any retention period required by applicable law or pursuant to any record retention agreement, provided, however, that before such destruction or disposal, (x) it shall provide no less than 90 or more than 120 days advance written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (y) if a recipient of such notice shall request in writing before the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

7.06                           Confidentiality.  Each of Parent and its subsidiaries on the one hand, and Subsidiary and its subsidiaries on the other hand, shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all Information concerning the other in its possession or furnished by the other or the other’s representatives pursuant to this Agreement (except to the extent that such Information has been (i) in the public domain through no fault of such party; or (ii) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, rating agencies, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as reasonably advised by its counsel, by other requirements of law, or unless such Information is reasonably required to be disclosed in connection with (x) any litigation with any third-parties or litigation between Parent and Subsidiary, (y) any contractual agreement to which members of Parent or Subsidiary are currently parties, or (z) in exercise of either party’s rights hereunder.

7.07                           Privileged Matters.  Subsidiary and Parent recognize that certain legal and other professional services, that have been and will be provided before the Distribution Effective Time, have been and will be rendered for the benefit of both Parent and Subsidiary; and that both Parent and the Subsidiary should be deemed to be the client for the purposes of asserting all Privileges with respect to such services.  To allocate the interests of each party in the Privileged Information, the parties agree as follows:

(a)                                  Definitions.

“Privileged Information” means all information as to which Parent or Subsidiary is entitled to assert the protection of a Privilege.

“Privileges” shall mean all privileges that may be asserted under applicable law including, without limitation, privileges arising under or relating to the attorney-client relationship (including but not limited to the attorney-client and work product privileges), the accountant-client privilege, and privileges relating to internal evaluative processes.

(b)                                 Parent shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to Parent, whether or not the Privileged Information is in the possession of or under the control of Parent or Subsidiary.  Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Parent Liabilities, now pending or which may be asserted in the future, in any Actions initiated against or by Parent, whether or not the Privileged Information is in the possession of or under the control of Parent or Subsidiary.

(c)                                  Subsidiary shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the Subsidiary, whether or not the Privileged Information is in the possession of or under the control of Parent or Subsidiary.  Subsidiary shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the subject matter of any claims constituting Subsidiary Liabilities, now pending or which may be asserted in the future, in any Actions initiated against or by Subsidiary, whether or not the Privileged Information is in the possession of or under the control of Parent or Subsidiary.

(d)                                 Subsidiary and Parent agree that they shall have a shared Privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.07, with respect to all Privileges not allocated pursuant to the terms of Sections 7.07(a) and (b).  All Privileges relating to any Actions or other matters which involve both Subsidiary and Parent, or in respect of which both Subsidiary and Parent retain any responsibility or liability under this Agreement, shall be subject to a shared Privilege.

(e)                                  No party may waive any Privilege that could be asserted under any applicable law, and in which the other party has a shared Privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third-parties or as provided in subsection (e) below.  Any such consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after written notice upon the other party requesting such consent.

(f)                                    In the event of any litigation or dispute between Parent and Subsidiary, either party may waive a Privilege in which the other party has a shared Privilege, without obtaining the consent of the other party, provided that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the litigation or dispute between Parent and Subsidiary, and shall not operate as a waiver of the shared Privilege with respect to third-parties.

(g)                                 If a dispute arises between the parties regarding whether a Privilege should be waived to protect or advance the interest of either party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party.  Each party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(h)                                 Upon receipt by any party of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared Privilege or as to which the other party has the sole right hereunder to assert a Privilege, or if any party obtains knowledge that any of its current or former directors, officers, agents or employees has received any subpoena, discovery or other request that arguably calls for the production or disclosure of such Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 7.07 or otherwise to prevent the production or disclosure of such Privileged Information.

(i)                                     The transfer of the Subsidiary Books and Records and the Parent Books and Records and other Information between Parent and its subsidiaries and Subsidiary and its subsidiaries is made in reliance on the agreement of Subsidiary and Parent, as set forth in Sections 7.06 and 7.07, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges.  The access to Information being granted pursuant to Sections 7.01 and 7.02, the agreement to provide witnesses and individuals pursuant to Section 7.03, and the transfer of Privileged Information between Parent and its subsidiaries and Subsidiary and its subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE 8
INSURANCE

8.01                           Definitions.  For purposes of this Article 8, the following terms shall have the meanings set forth below:

“Insurance Administration” means, with respect to each Policy, this term shall include, but not be limited to, the accounting for premiums, retrospectively rated premiums, defense costs, adjuster’s fees, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of each of the Policies; and the reporting to primary and excess insurance carriers of any losses, claims and/or audit exposure in accordance with Policy provisions, and the distribution of Insurance Proceeds as contemplated by this Agreement.

“Insured Claims” shall mean the property losses or Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively rated premium adjustments, but only to the extent that such property losses or Liabilities are within applicable Policy limits, including aggregates.

“Insurance Proceeds” shall mean those moneys (i) received by an insured from an insurance carrier; or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

“Pre-Distribution Policies” shall mean insurance policies and insurance contracts of any kind relating to the Transferred Assets, the Assumed Liabilities or the Subsidiary Individuals for any period before the Distribution Effective Time, including without limitation (a) comprehensive general, automobile, aircraft, employment, workers’ compensation, directors’ and officers’ and umbrella liability policies; (b) the Multi-Media Tail liability insurance coverage with Chartis Inc.; (c) property and crime insurance policies; and (d) primary and excess policies included in clause (a), (b) or (c), in each case together with the rights and benefits thereunder.

“Shared Policies” shall mean all Pre-Distribution Policies, current or past, that are owned or maintained by or on behalf of Parent and/or any of its subsidiaries or their respective predecessors; and insure Parent, Subsidiary or the Transferred Assets, or any combination thereof.

8.02                           Policies and Rights Included within the Subsidiary Assets.  Without limiting the generality of the definition of the Subsidiary Assets or the effect of Section 2.01, the Subsidiary Assets shall include any and all rights of Subsidiary as an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, where applicable, with respect to all Insured Claims and other injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred (a) at or before the Distribution Effective Time by any Person or (b) in connection with the ownership or operation of the Transferred Assets before or after the Distribution; and which Insured Claims or other injuries, losses, Liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies.

8.03                           Policies and Rights Included within the Parent Assets.  Without limiting the generality of the definition of the Parent Assets or the effect of Section 2.01, the Parent Assets shall include any and all rights of Parent as an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, where applicable, with respect to all Insured Claims and other injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred (a) at or before the Distribution Effective Time by any Person or (b) in connection with the ownership or operation of the Transferred Assets before or after the Distribution, and which injuries, losses, Liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies.

8.04                           Shared Policy Insurance Administration, Reserves and Premiums.

(a)                                  General.  Notwithstanding the provisions of Article 6, but subject to any contrary provisions of any Related Agreement, from and after the Distribution Date:

(i)                                     Subsidiary shall be responsible for the Insurance Administration of the Shared Policies (other than any Shared Policies providing insurance against employment, workers’ compensation or directors’ and officers’ liability); provided, however, that (A) Subsidiary shall not take any action to remove Parent or Plains Energy (as successor to Merger Subsidiary) as an insured or additional insured under the Shared Policies administered by Subsidiary, until such time as any renewal or replacement Shared Policy no longer provides coverage for any period before the Distribution Effective Time; and (B) the administration of such Shared Policies by Subsidiary is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under the Shared Policies including, but not limited to, Parent or Plains Energy (as successor to Merger Subsidiary);

(ii)                                  Parent shall be responsible for the Insurance Administration of the Shared Policies providing insurance against employment, workers’ compensation and directors’ and officers’ liability; provided, however, that (A) Parent shall not take any action to remove Subsidiary as an insured or additional insured under the Shared Policies administered by Parent, until such time as any renewal or replacement Shared Policy no longer provides coverage for any period before the Distribution Effective Time; and (B) the administration of such Shared Policies by Parent is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Shared Policies including, but not limited to, Subsidiary;

(iii)                               Subsidiary shall be entitled to the benefit of reserves held by any insurance carrier, with respect to the Subsidiary Liabilities; and

(iv)                              Parent shall be entitled to the benefit of reserves held by any insurance carrier, with respect to the Parent Liabilities.

(b)                                 Shared Policy Insurance Premiums.

(i)                                     Subsidiary shall pay the premiums with respect to the Shares Policies for which Subsidiary is responsible for Insurance Administration under the preceding subsection (a).  To the extent that Subsidiary pays premiums for Parent Liabilities (retrospectively-rated or otherwise), with respect to Shared Policies as required under the terms and conditions of the respective Policies, Parent shall upon the written request of Subsidiary forthwith reimburse Subsidiary for that portion of such premiums paid by Subsidiary as is attributable to Parent Liabilities.

(ii)                                  Parent shall pay the premiums with respect to the Shared Policies for which Parent is responsible for Insurance Administration under the preceding subsection (a). To the extent that Parent pays premiums for Subsidiary Liabilities (retrospectively-rated or otherwise), with respect to Shared Policies as required under the terms and conditions of the respective Policies, Subsidiary shall upon the written request of Parent forthwith reimburse Parent for that portion of such premiums paid by Parent as are attributable to Subsidiary Liabilities.

(c)                                  Allocation of Insurance Proceeds.  Insurance Proceeds received with respect to claims, costs and expenses under the Policies shall be paid to Subsidiary with respect to the Subsidiary Liabilities, and to Parent with respect to the Parent Liabilities.  Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the Liability policies will be made to the appropriate party upon receipt from the insurance carrier.  In the event that the aggregate limits on any Policies are exceeded, the parties agree to provide an equitable allocation of Insurance Proceeds received after the Distribution Date based upon their respective bona fide claims taking into account their relative contributions towards premiums and the Insurance Proceeds used by each party to satisfy Insured Claims.  The parties agree to use their reasonable best efforts to cooperate in good faith with respect to insurance matters.

(d)                                 Shared Policy Insurance Charges.

(i)                                     Subject to the last paragraph of Section 6.01, Subsidiary assumes responsibility for and shall pay to the appropriate insurance carriers or otherwise any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges as appropriate (collectively “Insurance Charges”), whenever arising, that become due and payable upon the terms and conditions of any applicable Policy in respect of any Insured Claims against Subsidiary for charges that relate to the period before the Distribution Effective Time.  If Subsidiary fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by Parent, Parent may (but shall not be required to) pay such Insurance Charges for and on behalf of Subsidiary and thereafter Subsidiary shall upon the written request of Parent forthwith reimburse Parent for such payment.

(ii)                                  Subject to the last paragraph of Section 6.01, Parent assumes responsibility for and shall pay to the appropriate insurance carriers or otherwise any Insurance Charges, whenever arising, that become due and payable upon the terms and conditions of any applicable Policy in respect of any Insured Claims against Parent for charges that relate to the period before the Distribution Effective Time.  If Parent fails to pay any Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by Subsidiary, then Subsidiary may (but shall not be required to) pay such Insurance Charges for and on behalf of Parent and thereafter Parent shall upon the written request of Subsidiary forthwith reimburse Subsidiary for such payment.

8.05                           Insurance after the Distribution.

(a)                                  After the Distribution Effective Time, Parent (for itself and its subsidiaries) shall be responsible for obtaining or renewing and paying for its own insurance coverage relating to the Parent Assets and the Parent Liabilities, with respect to all Insured Claims and other injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred (i) after the Distribution Effective Time by any Person or (ii) in connection with the ownership or operation of the Parent Assets or the Parent Liabilities after the Distribution Effective Time.

(b)                                 After the Distribution Effective Time, Subsidiary (for itself and its subsidiaries) shall be responsible for obtaining or renewing and paying for its own insurance coverage relating to the Subsidiary Assets and the Subsidiary Liabilities, with respect to all Insured Claims and other injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred (i) after the Distribution Effective Time by any Person or (ii) in connection with the ownership or operation of the Subsidiary Assets or the Subsidiary Liabilities after the Distribution Effective Time.

8.06                           Agreement for Waiver of Conflict and Shared Defense.  In the event that Insured Claims of both Subsidiary and Parent exist and relate to the same occurrence, Subsidiary and Parent agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense.  Nothing in this paragraph shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

ARTICLE 9
EMPLOYMENT AND EMPLOYEE BENEFIT MATTERS

9.01                           Definitions.  For purposes of this Article 9, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Employer (the “first Employer”), each other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Employer.  For purposes of this definition, “control” means the possession, directly or indirectly, of fifty per cent (50%) or more of the voting power or value of all outstanding voting interests.

“COBRA” means the federal statutes designated as Code Section 4980B and ERISA Sections 601 through 608, as amended; and any applicable state law that also establishes Employer requirements for continuation of health care, life insurance or other Welfare Plan benefits for the benefit of certain current and former Employees or dependents thereof and any successor legislation to any of such laws.

“Employee” means, with respect to any Employer, an individual who is considered, according to the payroll and other records of such Employer, to be employed by such Employer, regardless of whether such individual is, at the relevant time, actively at work or on leave of absence (including vacation, holiday, sick leave, family and medical leave, disability leave, military leave, jury duty, layoff with rights of recall, and any other leave of absence or similar interruption of active employment that is not considered, according to the policies or practices of such Employer, to have resulted in a permanent termination of such individual’s employment), but excluding any individual who is, as of the relevant time, on long-term disability leave.  An Employee includes, without limitation, any individual who is in one of the following categories: a Parent Terminee, a Transferred Employee, a Parent Employee or a Subsidiary Employee.

“Employer” means any of the following, as the context so indicates: Parent, Subsidiary or Plains Energy (as successor to Merger Subsidiary in the Merger).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“HMO” means any health maintenance organization organized under 42 U.S.C. Section 300e-9, or a state health maintenance organization statute that provides medical services for Parent Individuals or Subsidiary Individuals under any Medical/Dental Plan.

“Medical/Dental Plan” means a Welfare Plan providing health care benefits to Employees, former Employees and their dependents and beneficiaries; and also includes a “cafeteria” Plan intended to qualify under Code Section 125.

“Parent Employee” means any individual who is or becomes an employee of Parent or any of its subsidiaries (including but not limited to Plains Energy as successor to Merger Subsidiary, but excluding Subsidiary) as a result of the Merger or after the Merger Closing Date.  After the Merger Closing Date, no Employees remaining employed by Parent on the day before the Merger Closing Date will become Parent Employees, because they will have become Transferred Employees working for Subsidiary.

“Parent Individual” means any individual who (i) is a Parent Employee, (ii) is a Parent Service Provider who is hired or continues to serve in that capacity after the Distribution Merger Closing Date or (iii) is a dependent or beneficiary of any such individual described in clause (i) or (ii).

“Parent and Plains Energy Medical/Dental Plan” means any Medical/Dental Plan maintained for or providing benefits to Parent Individuals after the Merger Closing Date, including but not limited to the Medical/Dental Plan of Plains Energy (as successor to Merger Subsidiary in the Merger).

“Parent and Subsidiary Medical/Dental Plan” means the Medical/Dental Plan previously maintained by Parent, which has been terminated and no longer provides coverage for any Person.

“Parent Qualified Beneficiary” means any Parent Individual (or dependent thereof) who, on or after the Merger Closing Date, is a Qualified Beneficiary under the Parent and Plains Energy Medical/Dental Plan.

“Parent Service Provider” means any individual, such as a member of the Parent Board or a consultant, who provides services to Parent and participates in any Plan maintained for or providing benefits for Employees of Parent, but is not and has not been a Parent Employee.

“Parent Stock Option” means an option to purchase Parent Common Stock pursuant to the Parent Stock Option Plan or any other option to purchase Parent Common Stock that has been granted to a Parent Individual.  Parent Stock Options do not include any warrants to purchase Parent Common Stock that are converted in the Merger from warrants to purchase stock of Plains Energy.

“Parent Stock Option Plan” means the 2004 Stock Incentive Plan, as adopted by Parent in July 2004 and amended in May 2006, and as it may be further amended through the Distribution Date.

“Parent Terminee” means any individual who was formerly an Employee of Parent and terminated such employment on or before the Merger Closing Date, but is not a Transferred Employee.

“Plan” means any Retirement Plan, Medical/Dental Plan, Welfare Plan or other plan, policy, arrangement, contract or agreement providing compensatory benefits (other than cash or property) for any group of Employees or individual Employees (including former Employees), or the dependents or beneficiaries of any such Employee, whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an Employer to any such Employee, former Employee or the beneficiaries of any such Employee, existing at the Distribution Effective Time or prior thereto.

“Qualified Beneficiary” means any individual (or dependent thereof) who either (i) experiences a “qualifying event” (as that term is defined in Code Section 4980B(f)(3) and ERISA Section 603) while a participant in any Medical/Dental Plan, or (ii) otherwise becomes a “qualified beneficiary,” as that term is defined in Code Section 4980B(g)(1) and ERISA 607(3), under any Medical/Dental Plan.

“Retirement Plan” means any Plan that is sponsored by an Employer, provides deferred compensation for Employees and is described in ERISA as a “pension plan,” including but not limited to any plan and trust intended to be qualified under Code Section 401(a) and/or 401(k).

“Service Credit” means the period of time taken into account under any Plan for purposes of determining length of service or plan participation to satisfy eligibility, vesting, benefit accrual or similar requirements under such Plan.

“Subsidiary Employee” means any individual who is (i) a Transferred Employee; or (ii) not a Transferred Employee, but becomes an Employee of Subsidiary or any of its subsidiaries after the Merger Closing Date.

“Subsidiary Individual” means any individual who (i) is a Transferred Employee; (ii) is otherwise a Subsidiary Employee; (iii) is a Subsidiary Service Provider; (iv) is, on or at any time before the Merger Closing Date, a Parent Terminee; or (v) is a dependent or beneficiary of any individual described in clause (i), (ii), (iii) or (iv).

“Subsidiary Service Provider” means any individual, such as a member of the Subsidiary Board or a consultant, who provides services to Subsidiary and participates in any Plan maintained for or providing benefits for Employees of Subsidiary, but is not and has not been an Employee of Subsidiary.

“Subsidiary Stock Option” means an option to purchase Subsidiary Common Stock pursuant to the Subsidiary Stock Option Plan, or any other option to purchase Subsidiary Common Stock that has been granted to a Subsidiary Individual.

“Subsidiary Stock Option Plan” means the ante5, Inc. 2010 Stock Incentive Plan, as adopted by Subsidiary on or before the Merger Closing Date.

“Transferred Employee” means any individual who was an Employee of Parent on the day before the Merger Closing Date and who becomes an Employee of Subsidiary as of the Merger Closing Date.

“Welfare Plan” means any Plan that is sponsored by an Employer and provides medical, health, disability, accident, life insurance, death, dental or any other welfare benefit described as such in ERISA, including, without limitation, any post-employment benefit, but excluding vacation benefits covered under Section 9.06 and including any “cafeteria Plan” within the meaning of Code Section 125.

9.02                           Employment and Related Obligations.

(a)                                  Subsidiary Employment Agreements with Transferred Employees.  As of the Merger Closing Date, Parent shall assign all rights, and Subsidiary shall assume all obligations and Liabilities for, and arising under, all written and oral employment agreements, if any, in each case with respect to Transferred Employees, if any (the “Transferred Employment Agreements”); and Parent shall have no Liability or obligation with respect thereto.  Subsidiary shall take, or cause to be taken, all action necessary and appropriate to assume, as of the Merger Closing Date, any Transferred Employment Agreements, with such changes as may be necessary to reflect the change in the Employer thereunder and such other changes as Subsidiary shall determine.  Any such Transferred Employment Agreements shall otherwise have the same terms and conditions as in effect immediately before the Merger Closing Date, except that references to employment by or termination of employment with Parent and its Affiliates shall be changed to refer to employment by or termination of employment with Subsidiary and its Affiliates.

(b)                                 Allocation of Responsibilities as Employer on Distribution Date.  As of the Merger Closing Date, except to the extent assumed by Parent under this Agreement or any Related Agreement, Subsidiary shall retain or assume, as the case may be, responsibility as Employer for any Transferred Employees.  After the Merger Closing Date, Parent shall not retain responsibility as Employer for any Parent Terminees or Transferred Employees.

(c)                                  Assumption of Other Employment-Related Liabilities on Distribution Date.  Except as specifically provided in this Agreement, or as otherwise agreed by the parties hereto:

(i)                                     Except as provided otherwise in Section 9.05(d), as of the Merger Closing Date, Subsidiary shall assume all benefit obligations and all related rights in connection with any Plan with respect to any Transferred Employees, Parent Terminees and other Subsidiary Individuals; and Parent shall have no further liability with respect thereto.  With respect to any Parent Terminees who become employed by Subsidiary after the Merger Closing Date, any benefit obligations and all related rights that accrue after such employment in connection with any Plan that becomes or continues to be sponsored by Subsidiary shall be assumed by Subsidiary.

(ii)           Parent shall retain all benefit obligations and all related rights that accrue before or after the Distribution Date in connection with any Plan that continues to be sponsored by Parent after the Merger Closing Date; and Subsidiary shall have no liability with respect thereto.

(d)           Service Credits.

(i)            Distribution Date Transfers.  In connection with the Distribution and for purposes of determining Service Credits under any Plan, Subsidiary shall credit each Transferred Employee with such Employee’s Service Credits and original hire date as reflected in the records of Parent as of the Distribution Date.  Such Service Credits and hire date shall continue to be maintained as described herein for as long as the Transferred Employee does not terminate such employment or as otherwise may be required by applicable law or any applicable Plan.

(ii)           Service Credits Following the Distribution Date.  Subject to the provisions of applicable law, (A) Subsidiary may, in its sole discretion, make such decisions as it deems appropriate with respect to determining Service Credits accrued by Transferred Employees after the Merger Closing Date; and (B) Parent may, in its sole discretion, make such decisions as it deems appropriate with respect to determining Service Credits accrued by any Employees it may hire after the Merger Closing Date.

9.03         Stock Option Plans.

(a)           Parent Stock Option Plan.  Parent shall continue the Parent Stock Option Plan and shall remain obligated under all Parent Stock Options it has granted.  As of the Distribution Effective Time, all Parent Stock Options that are outstanding as of the Distribution Record Date shall be adjusted to also represent the right to receive options to purchase one share of Subsidiary Common Stock (rounded in the aggregate to the nearest full share, with any right to purchase exactly one-half of one share being rounded up to a full share) for each share of Parent Common Stock that may be purchased under the Parent Stock Options, as required by the terms of the Distribution; and each such option to purchase Subsidiary Common Stock shall be issued as by Subsidiary as a Subsidiary Stock Option.  Pursuant to such adjustment, the intrinsic value of the Parent Stock Options immediately before the Distribution shall be preserved immediately after the Distribution; and the respective exercise prices of the Parent Stock Options shall be allocated between the Parent Stock Options (as so adjusted) and such Subsidiary Stock Options, based upon the relative values of Parent Common Stock and Subsidiary Common Stock following the Distribution, equitably taking into account the one-to-one ratio of Subsidiary Common Stock to Parent Common Stock under the terms of the Distribution (with those prices being rounded to the nearest penny, with any price that ends in exactly one-half of one penny being rounded up to a full penny), pursuant to the example set forth in Schedule D attached hereto, all as mutually agreed by Parent and Subsidiary.  To the extent necessary to prevent forfeitures, Parent shall amend the Parent Stock Option Plan and other instruments evidencing Parent Stock Options that are outstanding as of the Merger Closing Date to provide that, with respect to Subsidiary Individuals, including but not limited to any members of the Subsidiary Board holding Parent Stock Options, all references to service or termination of service with

Parent and its Affiliates shall be changed to references to service or termination of service with Subsidiary and its Affiliates.

(b)           Subsidiary Stock Option Plan.  To the extent necessary, Subsidiary shall cause the Subsidiary Stock Option Plan to authorize the Subsidiary Stock Options that are to be granted pursuant to the adjustment of the Parent Stock Options under subsection (a) above, which shall otherwise have the same terms and conditions as the Parent Stock Options with respect to which they are issued, except that with respect to Parent Individuals (including without limitation any Parent Service Providers) receiving any such Subsidiary Stock Options, references to service or termination of service with Subsidiary and its Affiliates shall be changed to references to service or termination of service with Parent and its Affiliates.  From and after the Distribution Effective Time, Subsidiary shall assume all obligations with respect to such Subsidiary Stock Options, and shall administer the Subsidiary Stock Option Plan under terms governing such awards.

9.04         Parent’s 401(k) Plan.  Parent previously sponsored the WPT Enterprises, Inc. 401(k) Plan, which the parties acknowledge was terminated and fully distributed in 2009.  As of the Merger Closing Date, Subsidiary shall assume, and shall be responsible for, any remaining sponsorship and fiduciary duties with respect to the Parent 401(k) Plan; and Parent hereby consents to Subsidiary’s assumption of those duties.

9.05         Parent and Subsidiary Medical/Dental Plan.  The Parent and Subsidiary Medical/Dental Plan has been terminated and no longer provides coverage for any Person.

9.06         Vacation and Sick Pay Liabilities.  As of the Merger Closing Date, Subsidiary shall assume and shall be responsible for all Liabilities then accrued (whether vested or unvested, and whether funded or unfunded) for vacation and sick leave in respect of any Subsidiary Individuals.  From and after the Merger Closing Date, Subsidiary shall be solely responsible for the payment to any Subsidiary Individuals of vacation or sick leave accrued after the Merger Closing Date.

9.07         Garnishments and Withholding.

(a)           Garnishments, Tax Levies, Child Support Orders, and Wage Assignment.  With respect to garnishments, Tax levies, child support orders, and wage assignments in effect with Parent on the Distribution Date, Subsidiary shall honor such payroll deduction authorizations with respect to any Subsidiary Individuals; and will continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order that was filed with Parent on or before the Merger Closing Date, or with Subsidiary at any time.  Parent shall, as of the day before the Merger, provide Subsidiary with such information in the possession of Parent (and not already in the possession of Subsidiary) as may be necessary or reasonably requested by Subsidiary, for Subsidiary to make the payroll deductions and payments to the authorized payee as required by this subsection (a).

(b)           Authorizations for Payroll Deductions.  Unless otherwise prohibited by this Agreement, a Related Agreement or any other agreement entered into in connection with the Distribution, Subsidiary will honor all payroll deductions in effect with Parent or Subsidiary as of the Merger Closing Date with respect to Subsidiary Individuals who are Employees; and Subsidiary shall not require that any such individual submit a new authorization to the extent that the type of deduction by Subsidiary after the Distribution Date does not differ from that made by Parent or Subsidiary on or before the Distribution Date.  Such deduction types include, without limitation: scheduled loan repayments to any credit union and direct deposit of payroll, bonus advances, employee relocation loans and other types of authorized Employer receivables usually collectible through payroll deductions.  Parent shall, as soon as practicable after the Merger, provide Subsidiary with such information in the possession of Parent (and not already in the possession of Subsidiary) as may be necessary or reasonably requested by Subsidiary to honor the payroll deduction authorizations contemplated by this subsection (b).

9.08         Labor and Employment Matters.  Notwithstanding any other provision of this Agreement or any other agreement between Parent and Subsidiary to the contrary, Parent and Subsidiary understand and agree that:

(a)           Separate Employers.  After the Merger Closing Date and the employment of the Transferred Employees by Subsidiary, Parent and Subsidiary will be separate and independent Employers of their respective Employees, extent to the extent otherwise provided by applicable law.

(b)           Employment Policies and Practices.  Subject to the provisions of ERISA and the Code, and except as limited by applicable law or agreement (including but not limited to Section 9.05(b) of this Agreement), Parent and Subsidiary may adopt, continue, modify or terminate such employment policies, compensation practices, Retirement Plans, Welfare Plans and other employee benefit plans of any kind or description, as each may determine, in its sole discretion, are necessary or appropriate.

(c)           Notice of Claims.  Without limitation to the scope and application to each party in the performance of its duties herein, each party hereto will notify in writing and consult with the other party before making any settlement of an Employee claim, for the purpose of avoiding any prejudice to such other party arising from the settlement.

(d)           Employees on Leave of Absence.  As of the Merger Closing Date, Subsidiary shall assume responsibility, if any, as Employer for all Employees returning from an approved leave of absence who, before Merger Closing Date, were employed by Parent; and any such Employee shall be treated as a Transferred Employee.

9.09         Access to Information; Cooperation.  Parent and Subsidiary and their authorized agents shall be given reasonable access to and may take copies of all information relating to the subjects of this Article 9 (to the extent permitted by federal and state confidentiality laws) in the custody of the other party, including any agent, contractor, subcontractor, agent or any other Person under the contract of such party.  The parties hereto shall provide one another with such information within the scope of this Article 9 as is reasonably necessary to administer each party’s Plans, properly compensate its Employees, perform payroll administration and make all reports required by applicable laws and regulations.   The parties hereto shall cooperate in good faith with each other to minimize the disruption caused by any such access and providing of information.

9.10         Reimbursement.  Parent and Subsidiary acknowledge that Parent, on the one hand, and Subsidiary, on the other hand, may incur costs and expenses, including, but not limited to, contributions to Plans and the payment of insurance premiums arising from or related to any of the Plans that are, as set forth in this Agreement, the responsibility of the other party hereto.  Accordingly, Parent and Subsidiary shall reimburse each other, as soon as practicable, but in any event within thirty (30) days after receipt from the other party hereto of appropriate verification, for all such costs and expenses.

9.11         Preservation of Right To Amend or Terminate Plans.  Except as otherwise expressly provided herein, no provision of this Agreement other than Section 9.05(b), including without limitation the agreement of Parent or Subsidiary to make a contribution or payment to or under any Plan referred to herein for any period, shall be construed as a limitation on any right of Parent or Subsidiary to amend such Plan or terminate its participation therein that Parent or Subsidiary would otherwise have under the terms of such Plan or otherwise; and no provision of this Agreement shall be construed to create a right in any Employee or former Employee, or dependent or beneficiary of such Employee or former Employee under a Plan that such individual would not otherwise have under the terms of the Plan itself; provided, however, that neither party shall amend any Plan to the extent that such amendment would have the effect of increasing the Liabilities of the other party under any Plan of the other party, without such other party’s consent.

9.12         Effect on Employees.  No provision of this Agreement shall create any third party beneficiary rights in any Employee, former Employee or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any such individual by either party hereto or under any Plan that a party may maintain.

Nothing contained in this Agreement shall confer upon any Employee any right with respect to continuance of employment by either party hereto, nor shall anything herein interfere with the right of either party hereto to terminate the employment of any Employee at any time, with or without cause, or restrict a party in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of an Employee, except as provided by any applicable law or any other agreement.

ARTICLE 10
TAX MATTERS

10.01       Definitions.  For purposes of this Article 10, the following terms shall have the meanings set forth below:

“Affiliated Group” means, with respect to any Taxable Period, an affiliated group of corporations within the meaning of Code Section 1504(a) (and without regard to the exclusions contained in Section 1504(b) of the Code) for the Taxable Period; or, for purposes of any state, foreign or local Income Tax matters, any consolidated, affiliated, combined or unitary group of corporations within the meaning of the corresponding provisions of Tax law for the Tax Authority in question.

“Combined Jurisdiction” means, for any Taxable Period, any state, local or foreign Tax Authority jurisdiction in which Parent or an Affiliate of Parent is included in a consolidated, affiliated, combined, unitary or similar Tax Return with Parent or any other Affiliate of Parent for state, local or foreign Income Tax purposes.

“Final Determination” means (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and non-appealable; (ii) a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or comparable agreements under the laws of other Tax Authority jurisdictions; (iii) any other final settlement with the IRS or other Tax Authority; or (iv) the expiration of an applicable statute of limitations.

“Income Tax(es)” shall mean, with respect to any corporation or Affiliated Group, any and all Taxes based upon or measured by its net income (regardless of whether denominated as an income Tax, a franchise Tax or otherwise).

“IRS” means the United States Internal Revenue Service.

“Overdue Rate” means a rate of interest per annum that fluctuates with the federal short-term rate established from time to time pursuant to Code Section 6621.

“Post-Distribution Member” means a corporation that is a member of the Post-Distribution Parent Group at any time after the Distribution Date.

“Post-Distribution Straddle Period” means, with respect to any Straddle Period, the portion beginning on the day after the Distribution Date and ending on the last day of such Taxable Year.

“Post-Distribution Taxable Period” means a Taxable Year that begins after the Distribution Date.

“Post-Distribution Parent Group” means, collectively, Parent, Plains Energy (as successor to Merger Subsidiary in the Merger), and each other corporation that is or becomes a member of an Affiliated Group with respect to which Parent is or would be the common parent at any time after the Distribution Effective Time.  To the extent applicable to any state or local Income Tax matters, the “Post-Distribution Parent Group” shall include all corporations joining in the filing of a consolidated, unitary or combined Income Tax Return for the state or local Tax Authority in question for any Straddle Period or Post-Distribution Taxable Period.

“Post-Distribution Parent Member” means any corporation that is a member of the Post-Distribution Parent Group.

“Pre-Distribution Group” means the Affiliated Group consisting of Parent, Subsidiary, Merger Subsidiary, Plains Energy (as successor to Merger Subsidiary in the Merger) and any other members of an Affiliated Group that includes Parent at any time before the Distribution Effective Time.  For purposes of this Agreement, except as provided otherwise in Section 10.03, the Pre-Distribution Group shall terminate as of the Distribution Effective Time and the Post-Distribution Parent Group shall then become effective.  To the extent applicable to any state Income Tax matters, the “Pre-Distribution Group” shall include all corporations joining in the filing of a consolidated, combined or unitary Income Tax Return for the state in question for any Pre-Distribution Taxable Period.

“Pre-Distribution Member” means a corporation that was a member of the Pre-Distribution Group immediately before the Distribution Effective Time.

“Pre-Distribution Straddle Period” means, with respect to any Straddle Period, the portion beginning on the first day of such Taxable Year and ending at the close of business on the Distribution Date.

“Pre-Distribution Taxable Period” means a Taxable Year that ends on or before the Distribution Date.

“Representative” means, with respect to any Person, any of such Person’s or entity’s directors, officers, employees, agents, consultants, accountants, attorneys and other advisors.

“Separate Jurisdiction” means, for any Taxable Period, any state, local or foreign Tax Authority jurisdiction that is not a Combined Jurisdiction.

“Separate Return Basis” means, with respect to any Taxable Year or portion thereof, (i) in the case of a Tax Liability of the Subsidiary Group, calculated with Subsidiary as the common parent of that Affiliated Group and without regard to any Post-Distribution Parent Group Members; and (ii) in the case of any individual Subsidiary Member, calculated as if such Subsidiary Member were a separate entity outside of any Affiliated Group.

“Straddle Period” means any Taxable Year beginning before the Distribution Date and ending after the Distribution Date.

“Subsidiary Group” means Subsidiary and each other corporation that becomes a member of an Affiliated Group with respect to which Subsidiary is the common parent at any time after the Distribution Date.

“Subsidiary Member” means any corporation that is a member of a Subsidiary Group.

“Tax” (and with the corresponding meaning “Taxes” and “Taxable”):  (i) Any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, transfer, value added, ad valorem, franchise, capital stock, profits, license, withholding, payroll, employment, social security, unemployment, disability, workers’ compensation, employment-related insurance, excise, environmental, severance, stamp, occupation, premium, real property, personal property, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount, imposed by any Tax Authority, whether disputed or not; and (ii) any Liability for the payment of any amount of the type described in clause (i) as a result of an entity being a member of an Affiliated Group.

“Tax Benefit(s)” shall mean (i) in the case of an Income Tax for which a consolidated federal or a consolidated, combined or unitary state or other Tax Return is filed, the amount by which the Tax Liability of the applicable Affiliated Group is actually reduced on a “with and without” basis (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to Taxable income in any other Taxable Year or as a carry-forward or carryback, and including the effect on other Taxes of such reduction), plus any interest received with respect to any related Tax refund; and (ii) in the case of any other Tax, the amount by which the Tax Liability of a corporation is actually reduced on a “with and without” basis (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to Taxable income in any other Taxable Year or as a carry-forward or carryback, and including the effect on other Taxes of such reduction), plus any interest received with respect to any related Tax refund.

“Tax Practices” shall mean the most recently applied policies, procedures and practices employed by the Pre-Distribution Group in the preparation and filing of, and positions taken on, any Tax Returns of Parent, Subsidiary, Merger Subsidiary or Plains Energy for any Pre-Distribution Taxable Period.

“Tax Returns” (and with corresponding meaning “Tax Return”):  All returns, claims for refund, declarations, reports, estimates, elections and information returns and statements (including any attached schedules and any amendments thereto) required by a Tax Authority to be filed or sent by or relating to a party to this Agreement or any member of any Affiliated Group in which the party is a member; and relating to any Taxes with respect to any income, properties or operations of such party or any such member.

“Taxable Period” means a Pre-Distribution Taxable Period, a Straddle Period or a Post-Distribution Taxable Period.

“Taxable Year” means a Taxable year (which may be shorter than a full calendar or fiscal year), year of assessment or similar period with respect to which any Tax may be imposed.

“Tax Authority” means the IRS and any other federal, state, local or foreign Governmental Entity responsible for the administration of any Tax.

10.02       Preparation and Filing of Tax Returns.

(a)           By Parent.  Parent shall prepare and timely file (or cause to be prepared and timely filed):

(i)            all Tax Returns of the Pre-Distribution Group and any Pre-Distribution Member (other than such Returns that relate solely to Subsidiary) for all Pre-Distribution Taxable Periods that are required to be filed either before or after the Distribution Date, except for Tax Returns of Plains Energy required to be filed on or before the Merger Closing Date; and

(ii)           all Tax Returns of the Post-Distribution Parent Group and any Post-Distribution Member for all Straddle Periods and Post-Distribution Taxable Periods.

(b)           By Subsidiary.  Subsidiary shall prepare and timely file (or cause to be prepared and timely filed):

(i)            all Tax Returns that relate solely to Subsidiary for all Pre-Distribution Taxable Periods that are required to be filed before or after the Distribution Date; and

(ii)           all Tax Returns of the Subsidiary Group and any Subsidiary Member for all Straddle Periods and Post-Distribution Taxable Periods.

(c)           Sales and Transfer Taxes.  Parent and Subsidiary agree to cooperate in good faith to determine the amount of sales, transfer or other Taxes (including, without limitation, all real estate, patent, trademark and transfer Taxes and recording fees, but excluding any Income Taxes), if any, incurred in connection with the Subscription Agreement, the Distribution and other transactions (other than the formation of Merger Subsidiary and the Merger) contemplated by this Agreement (the “Distribution Transaction Taxes”).  Subsidiary agrees to file promptly and timely the Tax Returns for such Distribution Transaction Taxes; and Parent will join in the execution of any such Tax Returns and any related documentation.  Subsidiary shall be responsible for payment of all such Transaction Taxes.

(d)           Provision of Filing Information.  Subsidiary (or Parent, as the case may be) shall cooperate in good faith and assist Parent (or Subsidiary) in the preparation and filing of all Tax Returns subject to this Section 10.03 and submit to Parent (or Subsidiary) (i) all necessary filing information in a manner consistent with past Tax Practices, and (ii) all other information reasonably requested by Parent (or Subsidiary) in connection with the preparation of such Tax Returns promptly after such request.  It is expressly understood and agreed that Parent’s (or Subsidiary’s) ability to discharge its Tax Return preparation and filing responsibilities is contingent upon Subsidiary (or Parent) providing Parent (or Subsidiary) with all cooperation, assistance and information reasonably necessary or requested for the filing of such Income Tax Returns; and that Subsidiary (or Parent) shall indemnify Parent (or Subsidiary) if, and to the extent that, Taxes are increased as a result of material inaccuracies in such information or failures to provide such information and assistance on a timely basis.

10.03       Taxable Years.  Subsidiary and Parent agree that, to the extent permitted by applicable Tax law, including but not limited to Treasury Regulation Section 1.1502-76(b)(ii):

(a)           the Taxable Year of Subsidiary that is included in the consolidated federal Income Tax Return of the Pre-Distribution Group for the Pre-Distribution Taxable Period that includes the Distribution Date (and all corresponding consolidated, combined or unitary state, local or other Income Tax Returns of the Pre-Distribution Group) shall end as of the Distribution Effective Time;

(b)           the Taxable Year of Plains Energy (as a successor to Merger Subsidiary) that will be included in the consolidated federal Income Tax Return of the Post-Distribution Parent Group for the Post Distribution Taxable Period that begins on the day after the Merger (and all corresponding consolidated, combined or unitary state, local or other Income Tax Returns of the Pre-Distribution Group) for purposes of such federal, state, local or other Income Taxes shall begin at the close of business on the date of the Merger; and

(c)           the Subsidiary Group and each Subsidiary Member shall begin a new Taxable Year for purposes of such federal, state, local or other Income Taxes as of the Distribution Effective Time.

The parties further agree that, to the extent permitted by applicable law, all federal, state, local or other Tax Returns shall be filed consistently with these positions.

10.04       Advance Review of Tax Returns.  At least thirty (30) days before the filing of any Income Tax Return (including amendments thereto) that includes both Parent and Subsidiary, and at least fifteen (15) days before the filing of any other Tax Return (including amendments thereto) that includes both Parent and Subsidiary, the party preparing the Tax Return shall provide the other party with the portion of such Tax Return related to such other party, except for any such Tax Return filed before the date of this Agreement.  In the case of each Tax Return subject to the conformity requirements of Section 10.05 and filed pursuant to Section 10.02(a) or Section 10.02(b), the party preparing the Tax Return shall provide the other party with copies of any such Tax Return at least thirty (30) days before the filing thereof (including amendments thereto).  Subsidiary and its Representatives (or Parent and its Representatives, as the case may be) shall have the right to review all related work papers before the filing of any such Tax Return.  Parent (or Subsidiary, as the case may be) shall consult with Subsidiary (or Parent) regarding its comments with respect to such Tax Returns and shall in good faith (a) consult with Subsidiary (or Parent) in an effort to resolve any differences with respect to the preparation and accuracy of such Tax Returns, and their consistency with past Tax Practices; and (b) consider Subsidiary’s (or Parent’s) recommendations for alternative positions with respect to items reflected on such Tax Return; provided, however, that Parent (or Subsidiary) shall not be required to consider any such recommendation if the result thereof would adversely affect the Taxes of the Post-Distribution Parent Group or any Post-Distribution Member (or the Subsidiary Group or any Subsidiary Member) for any Taxable Period beginning after the Merger Closing Date; and may condition the acceptance of any such recommendation upon the receipt of appropriate indemnification from Subsidiary (or Parent) for any increase in Tax Liability (under this Agreement or otherwise) of such party that may reasonably be expected to result from the adoption of the relevant alternative position.

10.05       Consistent Positions on Tax Returns.  Parent (or Subsidiary, as the case may be) shall prepare all Tax Returns filed pursuant to Section 10.02 for all Pre-Distribution Taxable Periods and Straddle Periods, in a manner consistent with past Tax Practices, except as otherwise required by changes in applicable law or material underlying facts or as the parties hereto shall otherwise agree in writing.

10.06       Allocation of Straddle Period Taxes.  For purposes of this Agreement, Taxes shall be allocated between each Pre-Distribution Straddle Period and Post-Distribution Straddle Period, in Subsidiary’s reasonable judgment with the written consent of Parent (which shall not be unreasonably withheld), in the following manner:

(a)           To the extent not impractical, on the basis of the actual operations and Taxable income (if any) for each such period, determined by closing the books of the entity as of the Distribution Effective Time; or

(b)           To the extent that an allocation based on a closing of the books is impractical, on the basis of any reasonable method or methods, including allocations based on (i) allocations of Taxable income, loss, gain, deduction and credits made for the entity for federal Income Tax purposes, (ii) rounding to the next nearest accounting period-end, or (iii) the actual number of days in the Pre-Distribution Straddle Period and Post-Distribution Straddle Period in proportion to the number of days in the entire Straddle Period.

10.07       Payment of Taxes.

(a)           Parent shall pay: (i) all Taxes shown to be due and payable on all Tax Returns filed pursuant to Section 10.02(a); and (ii) subject to Section 10.08, all Taxes that shall thereafter become due and payable as a result of a Final Determination with respect to all Tax Returns filed by Parent pursuant to Section 10.02(a); provided, however, that Subsidiary shall reimburse Parent, for the amount of any Taxes required to be paid as a result of clause (i) or (ii), within fifteen (15) days after receipt of written notification from Parent, if and to the extent such Taxes are directly attributable to either (x) the Tax Liability of Subsidiary or one or more Subsidiary Members, as a result of Subsidiary being a Pre-Distribution Member or otherwise, after Parent takes into account any Tax Benefit (including but not limited to any Carry-forward described in Section 10.11) that reduces the amount of Parent’s Tax Liability attributable to such Tax Liability of Subsidiary; or (y) subject to the limitation in the last paragraph of Section 6.01, the Tax Liability of the Pre-Distribution Group for any period ending on or before the Merger Closing Date; and the attribution of such Tax Liability of the Pre-Distribution Group shall be determined pursuant to the principles set forth in Section 10.06.

(b)           Subsidiary shall pay: (i) all Taxes shown to be due and payable on all Tax Returns filed by Subsidiary pursuant to Section 10.02(b); and (ii) subject to Section 10.08, all Taxes that shall thereafter become due and payable as a result of a Final Determination with respect to all Tax Returns filed by Subsidiary pursuant to Section 10.02(b); provided, however, that Parent shall reimburse Subsidiary, for the amount of any Taxes required to be paid as a result of clause (i) or (ii), within fifteen (15) days after receipt of written notification from Subsidiary, if and to the extent such Taxes are directly attributable to the Tax Liability of Parent or Plains Energy (or any of their subsidiaries other than Subsidiary) for any period beginning after the Merger Closing Date; and the attribution of such Tax Liability shall be determined pursuant to the principles set forth in Section 10.06.

10.08       Amendments to Tax Returns.  Parent (or Subsidiary, as the case may be) shall be entitled to amend Tax Returns filed by Parent (or Subsidiary) pursuant to Section 10.02; provided, however, that Parent (or Subsidiary) shall not amend for any reason whatsoever any Tax Return of Parent, the Pre-Distribution Group, the Post-Distribution Parent Group or any Post-Distribution Member (or of Subsidiary, a Subsidiary Group or any Subsidiary Member) for any Pre-Distribution Taxable Period or any Straddle Period, except (a) pursuant to the settlement or other resolution of a contest subject to Section 10.15, or (b) with Parent’s (or Subsidiary’s) written consent (which shall not be unreasonably withheld); provided, however, that such prohibition shall not extend to the correction of mathematical or material factual errors or other adjustments necessary to conform such Tax Return to applicable law or past Tax Practices.

10.09       Refunds of Taxes.

(a)           Parent shall be entitled to any refund of Taxes attributable to either a Tax Return filed by Parent pursuant to Section 10.02(a) or a Final Determination with respect to any such Tax Return; provided, however, that (except as otherwise provided in this Agreement) Parent shall pay to Subsidiary (in accordance with Section 11.16), promptly after receipt of such refund, any portion of such refund (including any interest received on that portion) directly attributable to a Tax for which Subsidiary reimbursed Parent under Section 10.07(a).

(b)           Subsidiary shall be entitled to any refund of Taxes attributable to either a Tax Return filed by Subsidiary pursuant to Section 10.02(b) or a Final Determination with respect to any such Tax Return; provided, however, that (except as otherwise provided in this Agreement) Subsidiary shall pay to Parent (in accordance with Section 11.16), promptly after receipt of such refund, any portion of such refund (including any interest received on that portion) directly attributable to a Tax for which Parent reimbursed Subsidiary under Section 10.07(b).

10.10       Carrybacks.  Subsidiary shall notify Parent promptly of the existence of any items of deduction, loss or credit arising in a Post-Distribution Taxable Year that are required to be carried back to a Taxable Period of the Pre-Distribution Group or any Pre-Distribution Member (other than to a separate Tax Return of Subsidiary).  Subsidiary hereby expressly agrees (on its behalf and on behalf of all Subsidiary Members and successors thereto) that Parent or any other member of the Post-Distribution Parent Group may retain any cash refund or reduction of a Tax Liability or any other Tax Benefit obtained by Parent or any other member of the Post-Distribution Parent Group as a result of any such carryback, without compensation to Subsidiary or any Subsidiary Member.  Subsidiary and Parent agree that Subsidiary shall elect to carry forward all such items that affect Subsidiary to the extent permitted under applicable law.

10.11       NOL, ITC and AMT Credit Benefit.  Subsidiary acknowledges that, notwithstanding Parent’s contribution of the Transferred Assets to the capital of Subsidiary, Subsidiary will not be entitled, at any time after the Distribution Date, to use or benefit from any net operating loss carry-forwards, investment Tax credit carry-forwards and alternative minimum Tax credit carry-forwards (“Carry-forwards”) that are attributable to Parent, or any portion of the consolidated Code Section 382 limitation that Parent could apportion to Subsidiary under applicable Treasury Regulations, except to the extent provided in Section 10.07(a).  If Subsidiary has, at any time after the Distribution Date, any Carry-forwards attributable to it under applicable federal and state Income Tax law, the parties hereto agree that the Subsidiary Group and the Subsidiary Members shall be exclusively entitled to use and benefit from those Carry-forwards without compensation to the Pre-Distribution Group or any other Pre-Distribution Member.  Parent further agrees that it shall have no recourse against the Pre-Distribution Group, any Pre-Distribution Member, the Subsidiary Group or any Subsidiary Member regardless of (a) what amount of such Carry-forwards attributable to Subsidiary are or will be available to the Subsidiary Group and the Subsidiary Members in Post-Distribution Taxable Years, or (b) whether such Carry-forwards shall be subject to any limitation imposed as a result of the application of Code Sections 382 and 383, the Treasury Regulations thereunder or other applicable law.  Parent hereby agrees to take any action or make any election reasonably required to permit Subsidiary and the Subsidiary Members to utilize any Carry-forwards attributable to

Subsidiary; provided, however, that no such action or election shall be required if it would adversely affect in any way the Income Tax Liabilities of the Post-Distribution Parent Group or any Post-Distribution Member for any Taxable Year.  The parties also hereby agree that the provisions of this Section 10.11 shall apply with respect to any similar carry-forwards available under applicable state, local or foreign Income Tax law.

10.12       Payroll Taxes.

(a)           Reporting on Forms W-2 and 941.  Parent and Subsidiary hereby agree to adopt the “alternative procedure” for preparing and filing Treasury Forms W-2 (Wage and Tax Statements), as described in Section 5 of IRS Revenue Procedure 84-77, 1984-2 IRS Cumulative Bulletin 753 (“Rev. Proc. 84-77”).  In connection with such agreement, the Transferred Assets and all related business operations are being assigned to Subsidiary, all current Employees of Parent are becoming Transferred Employees on the Merger Closing Date; and each Subsidiary Individual associated with such operations shall be assigned for payroll reporting purposes to Subsidiary.  Under Rev. Proc. 84-77, Subsidiary as the successor Employer for Subsidiary Individuals shall provide them with all required Treasury Forms W-2 for the calendar year 2010, reflecting all wages paid and Taxes withheld by both Parent as the predecessor Employer and Subsidiary as the successor Employer for the entire year in which the Distribution takes place.  Parent and Subsidiary shall each be responsible for filing Treasury Forms 941 for its Employees, with respect to each quarterly Taxable Period in which such Employer pays its Employees’ compensation.  Parent shall provide all Parent Individuals with all required Treasury Forms W-2 for the calendar year 2010, reflecting all wages and Taxes paid and withheld by Parent as a separate Employer after the Distribution Date.

(b)           Forms W-4 and W-5.  Parent and Subsidiary also agree to adopt the alternative procedure of Rev. Proc. 84-77 for purposes of filing Treasury Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).  Under this procedure, Parent shall provide to Subsidiary all Treasury Forms W-4 and W-5 on file with Parent for Transferred Employees and other Subsidiary Individuals; and Subsidiary will honor these forms after the Merger Closing Date until such time, if any, that such Subsidiary Individual submits a revised form.

(c)           Assumption of Unemployment Tax Rates.  Parent’s state unemployment Tax experience as of the Merger Closing Date shall be handled as follows.  If an option exists under applicable law to allocate any such state unemployment Tax experience of Parent to Subsidiary as the successor to Parent’s business included in the Transferred Assets, Subsidiary may elect in writing, at any time before January 1, 2011, but no later than the time permitted under applicable law, to have Parent transfer such experience to Subsidiary as soon as practicable after Parent receives notice of such election.

10.13       Tax Indemnification.

(a)           By Parent.  Subject to the following subsections of this Section 10.13, other than subsection 10.13(b), Parent shall indemnify, defend and hold Subsidiary and the Subsidiary Members harmless (on an After-Tax Basis) against:

(i)            each and every Liability for any and all Taxes for which Parent is ultimately liable under Section 10.07; and

(ii)           each and every Liability for any and all Taxes of the Post-Distribution Parent Group under Treasury Regulations Section 1.1502-6 or any similar law, rule or regulation administered by any Tax Authority.

(b)           By Subsidiary.  Subsidiary shall indemnify, defend and hold Parent, Plains Energy, the Post-Distribution Parent Group and the Post-Distribution Members harmless (on an After-Tax Basis) against each and every Liability for any and all Taxes for which Subsidiary is ultimately liable under Section 10.07; provided, however, that to the extent any such Tax Liability is attributable to Parent, Subsidiary, Merger Subsidiary or any other direct or indirect subsidiary of Parent for any Taxable Period ending on or before the Merger Closing Date, as determined pursuant to the principles set forth in Section 10.06, Subsidiary’s indemnification obligation under this subsection shall be subject to the limitations in the last paragraph of Section 6.01.

(c)           Assumed Tax Treatments.

(i)            The parties expressly agree for all purposes to treat the formation of Subsidiary as a Tax-free transaction under Code Section 351(a) (the “Tax Treatment”).  Each party hereto also expressly agrees not to take (and to cause each of its Affiliates not to take) any action (except where such action is required by law) that is inconsistent with the treatment of the Distribution and all related transactions in accordance with the Tax Treatment and to take (and to cause each of its Affiliates to take) any and all actions reasonably available to such party (or any of its Affiliates) to support and defend such treatment.

(ii)           Notwithstanding anything to the contrary in Sections 10.07, 10.03(a) or 10.03(b):

(A)          If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment, and if one or more members of both the Post-Distribution Parent Group and the Subsidiary Group have taken actions after the Distribution that materially contributed to such disallowance, then any Liability of Parent for Taxes as a result of such disallowance shall be divided between Parent and Subsidiary in the ratio provided in Section 5.02.

(B)           If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment and any member of the Subsidiary Group (and no member of the Post-Distribution Parent Group) has taken any action after the Distribution that materially contributes to such disallowance, then Subsidiary shall indemnify and hold the Post-Distribution Parent Group harmless for any Taxes that would not have been payable but for such disallowance.

(C)           If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment, and any member of the Post-Distribution Parent Group (and no member of the Subsidiary Group) has taken any action after the Distribution that materially contributes to such disallowance, then Parent shall indemnify and hold the Subsidiary Group harmless for any Taxes that would not have been payable but for such disallowance.

Any such claim for indemnification shall otherwise be handled in the manner specified under this Section 10.13, but shall not affect in any manner the provisions of Sections 10.14 and 10.15 with respect to cooperation and control of contests and audits.

(d)           Certain Reimbursements.  Subsidiary (or Parent, as the case may be) shall notify Parent (or Subsidiary) of any Taxes paid by the Subsidiary Group or any Subsidiary Member (or the Post-Distribution Parent Group or any Post-Distribution Parent Member) that are subject to indemnification under this Section 10.13; provided, however, that no Tax Liability of $10,000 or less in the aggregate shall in any event be indemnified hereunder.  To the extent not otherwise provided in this Section 10.13, any other notification contemplated by this subsection (d) shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between Pre- and Post-Distribution Taxable Periods and supporting work papers) and a brief explanation of the basis for indemnification hereunder.  Whenever a notification described in this subsection (d) is given, the notified party shall pay the amount requested in such notice to the notifying party in accordance with Section 11.16, but only to the extent that the notified party agrees with such request.  To the extent the notified party disagrees with such request, it shall, within twenty (20) days, so notify the notifying party, whereupon the parties shall use their best efforts to resolve any such disagreement.  To the extent not otherwise provided for in this Section 10.13 or in Section 11.16, any payment made after such 20-day period shall include interest at the Overdue Rate from the date such payment would have been made under Section 11.16 based upon the original notice given by the notifying party.

(e)           Loss of Tax Benefits.  Appropriate payments shall be made between the parties to take account of subsequent losses of, or changes in, any Tax Benefit that has been taken into account for purposes of determining the After-Tax Basis of any indemnification payment.

10.14       Cooperation; Document Retention; Confidentiality.

(a)           Provision of Cooperation, Documents and Other Information.  Upon reasonable request by a requesting party, Parent and Subsidiary shall promptly provide (and shall cause the members of their respective Affiliated Groups to provide) such requesting party with such cooperation and assistance, documents, and other information, without charge, as may be necessary or reasonably helpful in connection with (i) the preparation and filing of any original or amended Tax Return; (ii) the conduct of any audit or other examination or any judicial or administrative proceeding involving to any extent Taxes, Tax Returns within the scope of this Agreement; or (iii) the verification by a party of an amount payable hereunder to, or receivable hereunder from, another party.

Such cooperation and assistance shall include, without limitation:  (w) the provision on demand of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return; (x) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return by the Pre-Distribution Group, a Pre-Distribution Member, the Post-Distribution Parent Group, a Post-Distribution Parent Member, the Subsidiary Group or a Subsidiary Member, or in connection with any audit, proceeding, suit or action of the type generally referred to in the preceding sentence, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations, with respect to Tax Return which Parent may be obligated to file on behalf of Subsidiary Members pursuant to Section 10.02(a); (y) the prompt and timely filing of appropriate claims for refund; and (z) the use of reasonable best efforts to obtain any documentation from a Governmental Entity or a third party that may be necessary or helpful in connection with the foregoing.  Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(b)           Retention of Books and Records.  Parent, each Post Distribution Member, and Subsidiary shall retain or cause to be retained all Tax Returns required to be prepared with respect to each Pre-Distribution Taxable Period and each Straddle Period; and all books, records, schedules, work papers, and other documents relating thereto, until the expiration of the later of (i) all applicable statutes of limitations (including any waivers or extensions thereof), and (ii) any retention period required by law or pursuant to any record retention agreement.  The parties hereto shall notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations.  The parties hereto shall provide at least thirty (30) days prior written notice of any intended destruction of the documents referred to in this subsection (c).  A party giving such a notification shall not dispose of any of the foregoing materials without first obtaining the written approval (which may not be unreasonably withheld) of the notified party.

(c)           Status and Other Information Regarding Audits and Litigation.  Parent (or Subsidiary, as the case may be) shall use reasonable best efforts to keep Subsidiary (or Parent) advised, as to the status of Tax audits and litigation involving any issue relating to any Taxes, Tax Returns or Tax Benefits subject to indemnification under this Agreement.  To the extent relating to any such issue, Parent (or Subsidiary) shall promptly furnish Subsidiary (or Parent) with copies of any inquiries or requests for information from any Tax Authority or any other administrative, judicial or other Governmental Entity, as well as copies of any revenue agent’s report or similar report, notice of proposed adjustment or notice of deficiency.

(d)           Confidentiality of Documents and Information.  Except as required by law or with the prior written consent of the other party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, which Tax Returns and other materials are within the scope of this Agreement shall be kept confidential by the parties hereto and their Representatives, shall not be disclosed to any other Person and shall be used only for the purposes provided herein.

10.15       Contests and Audits.

(a)           Notification of Audits or Disputes.  Upon the receipt by Parent or any Post-Distribution Parent Member (or Subsidiary or any Subsidiary Member, as the case may be)

of notice of any pending or threatened Tax audit, contest or assessment that could reasonably be expected to affect any Liability for Taxes subject to indemnification hereunder, Parent (or Subsidiary) shall promptly notify Subsidiary (or Parent) in writing of the receipt of such notice.

(b)           Control and Settlement.

(i)            Control and Consultation by Parent.  Parent shall have the right to control, and to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding relating in whole or in part, to any Pre-Distribution Taxable Period or any other Taxable Period for which Parent is responsible, in whole or in part, for Taxes under Section 10.07(a) and Section 10.13; and to employ counsel of its choice at its expense; provided, however, that, with respect to such issues that may impact Subsidiary or any Subsidiary Member for any Post-Distribution Taxable Period or for which Subsidiary may be responsible in part under Section 10.07(b) and Section 10.13, Parent shall (A) afford Subsidiary full opportunity to observe at any such proceedings and to review any submissions related to such issues, (B) in good faith consult with Subsidiary regarding its comments with respect to such proceedings and submissions in an effort to resolve any differences with respect to Parent’s positions with regard to such issues, (C) in good faith consider Subsidiary’s recommendations for alternative positions with respect to such issues, and (D) advise Subsidiary of the reasons for rejecting any such alternative position.  In the event of any disagreement regarding the proceedings, Parent shall have the ultimate control of the contest and any settlement or other resolution thereof.

(ii)           Control and Consultation by Subsidiary.  Subsidiary shall have the right to control, and to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding relating solely to any Post-Distribution Taxable Period of the Subsidiary Group or any Subsidiary Member, or relating to any other Taxable Period for which Subsidiary is solely responsible for Taxes under Section 10.07 and Section 10.13; and to employ counsel of its choice at its expense; provided, however, that Subsidiary shall (A) afford Parent full opportunity to observe at any such proceedings and to review any submissions related thereto and (B) not agree to settle any such proceeding in a manner that could reasonably be expected to have a material and adverse effect on (1) any indemnification obligation of Parent hereunder, (2) any Tax Liability of the Pre-Distribution Group or any Pre-Distribution Member for any Pre-Distribution Taxable Period or (3) any Tax Liability of the Post-Distribution Parent Group or any Post-Distribution Parent Member for any Post-Distribution Taxable Period, without the prior written consent of Parent, which consent shall not be unreasonably withheld.

(iii)          Delivery of Powers of Attorney.  Subsidiary (and, to the extent necessary, any other member of any Subsidiary Group) shall execute and deliver to Parent, promptly upon request, such powers of attorney authorizing Parent to extend statutes of limitations, receive refunds and take such other actions that Parent reasonably considers to be appropriate in exercising its control pursuant to this Section 10.15.

10.16       Tax Elections.  Nothing in this Agreement is intended to change or otherwise affect any Tax election made before the date of this Agreement by or on behalf of the Pre-Distribution Group (including the election with respect to the calculation of earnings and profits under Code Section 1552 and the Treasury Regulations thereunder).  Parent, as common parent of the Pre-Distribution Group, shall continue to have sole discretion to make any and all elections with respect to all members of the Pre-Distribution Group for all Taxable Periods for which it is obligated to file Tax Returns under Section 10.02(a).

ARTICLE 11
MISCELLANEOUS

11.01       Entire Agreement; No Third Party Beneficiaries.  This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement; and are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.02       Forbearance.  Neither the failure nor any delay on the part of any party hereto to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other risk nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

11.03       Expenses.  Except as specifically provided in this Agreement or in a Related Agreement, all fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

11.04       Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota, without regard to any applicable conflicts of laws.

11.05       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, to	ante4, Inc.
2812 1st Avenue North, Suite 506
P.O. Box 1500
Billings, Montana 59103-1500

if to Subsidiary, to	ante5, Inc.
c/o Lyle Berman
One Hughes Center Drive, Suite 606
Las Vegas, Nevada 89169

11.06       Amendments.  This Agreement may be amended only by a written agreement executed and delivered by duly authorized officers of Subsidiary and Parent; provided, however, that any amendment made after the Merger Effective Time shall be effective only if expressly authorized by the Parent Board and the Subsidiary Board.

11.07       Assignments; Predecessors and Successors.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

To the extent necessary to give effect to the purposes of this Agreement, any reference to any party, any of its Affiliates, any Affiliated Group or member of an Affiliated Group, shall also include any predecessors or successors thereto, by operation of law or otherwise.

11.08       Termination and Effectiveness.  This Agreement may be terminated and the Distribution abandoned at any time before the Distribution Effective Time only by the written approval of Subsidiary.  In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.

This Agreement shall remain effective on and after the Distribution Date and shall survive until the expiration of any applicable statute of limitations.

11.09       Guarantees.  Each of the parties hereto shall cause to be performed, and hereby guarantees the complete and prompt performance of, all actions, agreements and obligations set forth herein that may be required to be performed by any corporation or other business entity (other than each other) that may become controlled by such party on or after the Distribution Date.  If, on or after the Distribution Date, either Parent or Subsidiary is acquired by another entity such that 50% or more of the acquirer’s voting equity interests are under common control with such party, such acquirer shall, by making such acquisition, simultaneously agree to jointly and severally guarantee the complete and prompt performance by the acquired corporation and any Affiliate of the acquired corporation of all of their obligations and undertakings pursuant to this Agreement.

11.10       Specific Performance.  The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy.  Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation of this Agreement and, to the extent permitted by applicable laws, each party waives any objection to the imposition of such relief.

11.11       Headings; References; Rules of Construction.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles,” “Sections,” “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections of this Agreement or Exhibits or Schedules attached hereto unless otherwise indicated.

Any ambiguities in this Agreement or the Related Agreements shall be resolved without regard to which party drafted such instrument.

11.12       Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.13       Severability; Enforcement.  The invalidity of any portion of this Agreement shall not affect the validity, force or effect of the remaining portions of this Agreement.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

11.14       Mediation and Arbitration of Disputes.

(a)           Dispute Resolution.  Except for any dispute that is a proper subject for injunctive relief, any dispute, controversy or disagreement (“Dispute”) between the parties that is related to their obligations under this Agreement and cannot be settled, shall be submitted for mediation to a committee made up of an equal number of members of each party’s Board of Directors who are not on the Board of Directors of the other party (“Committee”).  If the parties are unable to reach an amicable resolution of a Dispute within thirty days after submission to the Committee, then, to the maximum extent allowed by law, the Dispute shall be submitted and resolved by final and binding arbitration in Minnesota; provided, however, that any party may seek injunctive relief or enforcement of any award rendered pursuant to the arbitration provisions of this Section 11.14 by bringing a suit in any court of competent jurisdiction.  Any award issued as a result of such arbitration shall be final and binding between the parties thereto and shall be enforceable by any court having jurisdiction over the party against whom enforcement was sought and application may be made to such court for judicial acceptance of the award and order of enforcement.  The fees and expenses of arbitration (including reasonable attorneys’ fees) shall be paid by the party that does not prevail in such arbitration.

(b)           Attorneys’ Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

(c)           Specific Performance.  Nothing contained in this Section 11.14 shall limit or restrict in any way the right or power of a party at any time to seek injunctive relief in any court and to litigate the issues relevant to such request for injunctive relief before such court (i) to restrain the other party from breaching this Agreement or (ii) for specific enforcement of this Section 11.14.  The parties agree that any legal remedy available to a party with respect to a breach of this Section 11.14 will not be adequate and that, in addition to all other legal remedies, each party is entitled to an order specifically enforcing this Section 11.14.

(d)           Consent to Jurisdiction.  The parties hereby consent to the jurisdiction of the federal and state courts located in the State of California for all purposes under this Agreement.

(e)           Confidentiality.  Neither party nor the arbitrators may disclose the existence or results of any arbitration under this Agreement or any evidence presented during the course of the arbitration without the prior written consent of both parties, except as required to fulfill applicable disclosure and reporting obligations, or as otherwise required by law.

11.15       Payment Method and Character; No Setoffs.  All payments made pursuant to this Agreement shall be made in immediately available funds.  Except as otherwise provided herein, any payment not made within fifteen (15) days after the date such payment is due shall thereafter bear interest at the Overdue Rate (as defined in Section 10.01) from the date when the payment was due.

Any payment (other than interest thereon) made hereunder by Parent to Subsidiary, or by Subsidiary to Parent, shall be treated by all parties for all purposes to the extent permitted by law as a non-Taxable dividend distribution or capital contribution made before the Distribution Effective Time.

Except as expressly provided in this Agreement or in a Related Agreement, all payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

11.16       Third-Party Beneficiaries.  This Agreement is not intended to confer any right or cause of action hereunder upon any Person other than the parties hereto; provided, however, that Persons who are holders of Parent Common Stock immediately before the Merger Effective Time shall thereafter be third-party beneficiaries of, and have the right to enforce the provisions of, Article 2 and Section 3.01, Article 4 and Section 11.06 of this Agreement.

11.17       Further Assurances.  Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.  Subject to the provisions hereof, each party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any government agency, other regulatory or administrative agency, commission or similar Governmental Entity and promptly provide the other party with all such information as it may reasonably request in order to be able to comply with the provisions of this paragraph.

[Signature Page to Follow]

[Signature Page of Distribution Agreement]

IN WITNESS WHEREOF, Parent and Subsidiary have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ante4, Inc.

By	/s/ Steven Lipscomb
Steven Lipscomb
Its Chief Executive Officer

“PARENT”

Ante5, Inc.

By	/s/ Steven Lipscomb
Steven Lipscomb
Its Chief Executive Officer

“SUBSIDIARY”

SCHEDULE A

to Distribution Agreement

between ante4, Inc.

and ante5, Inc.

Dated April 16, 2010

TRANSFERRED ASSETS

A.            Transferred Assets.  The Transferred Assets assigned to Subsidiary by Parent under the Subscription Agreement include all of the good will, rights and other assets of Parent, whether liquidated or contingent on future events, in existence immediately before the Effective Time of the Merger, except for its assets described in part B of this Schedule A as the “Parent Assets.”  The Transferred Assets include but are not limited to the following assets of Parent:

1.             Cash and other Working Capital:  Pursuant to the Subscription Agreement, Parent will contribute to the capital of Subsidiary:

(a)           all cash and cash equivalents of Parent as of the Merger Closing Date in excess of $27,500,000, to be delivered on or promptly after the Merger Closing Date; and

(b)           all of the proceeds received by Parent with respect to the ARS, to be delivered promptly after Parent’s receipt of such proceeds (expected in June 2010).

Of the cash contributed to Subsidiary as of the Merger Closing Date, $500,000 will be repaid to Parent pursuant to a one-year promissory note from Subsidiary to Parent, which will accrue interest at a rate of two percent (2.0%) per annum.

2.             Rights under Revenue Sharing Arrangement in Purchase Agreement:  Pursuant to Section 3.2 of the Purchase Agreement, Parent is entitled to receive the following revenue sharing payments from Buyer (the “ Revenue Sharing Arrangement”): (a) in perpetuity from the closing of the 2009 Transaction (as described in part A of the Introduction), 5% of “gross gaming revenue” and 5% of “other revenue” (as those terms are defined in the Purchase Agreement) of Buyer generated by Parent’s business, brands and other assets sold to Buyer in the 2009 Transaction; and (b) if Parent receives less than $3,000,000 of such royalties during the three-year period after the closing of the 2009 Transaction, a guaranteed minimum payment of that deficit amount.  Buyer’s parent company, ElectraWorks Ltd., has guaranteed all of Buyer’s obligations under the Purchase Agreement.

For the initial two-year period after the closing of the 2009 Transaction, 20% of the proceeds from the Revenue Sharing Arrangement must be placed into an escrow account to settle Parent’s indemnification obligations, if any, arising under the Purchase Agreement and the related agreements.  Parent is entitled to any escrow proceeds not used for that purpose and that right is being assigned to Subsidiary hereunder (Any Liability of Parent related to the Purchase Agreement is also listed in Schedule B describing the Assumed Liabilities).

3.             Rights to Xyience/Xenergy Sponsorship Claim:  Based on a Sponsorship Agreement dated May 30, 2006, between Xyience, Incorporated (“Xyience”) and Parent (the “Sponsorship Agreement”), Parent has a claim for amounts owed by Xyience (and/or Xenergy), as former sponsor(s) of the WPT television series (the “Sponsors”); and that claim has been asserted in the U.S. Bankruptcy Court, District of Nevada (Case No. 08-10474).  The Sponsors owed Parent approximately $1,500,000 based on the fully executed and performed Sponsorship Agreement (including integration into the required show).  The Sponsors paid Parent $250,000, but did not pay the balance.  After the Sponsors declared Chapter 11 bankruptcy, the bankruptcy court sent Parent formal notice that it may be required to return that $250,000, but that claim has been satisfied by Parent by payment of $90,000 to the bankrupt estate.  Parent is now an unsecured creditor of the Sponsors, with a claim in the bankruptcy proceeding in the amount of approximately $1.4 million.

4.             Rights under Deloitte & Touche Lawsuit:  Parent’s claims in the case of WPT Enterprises, Inc. v. Deloitte & Touche, LLP, currently pending before the Superior Court of the State of California, County of Los Angeles (Case No. BC 373 103).  The lawyers prosecuting this case have been engaged for a contingency fee (i.e., Parent is not liable for attorneys’ fees, except as a percentage of any recovery).  A trial is tentatively scheduled for the fall of 2010 (but may be delayed again).  Parent’s costs have totaled between $50,000 and $100,000 (Any Liability of Parent related to this item is also listed in Schedule B describing the Assumed Liabilities).

5.             Rights to WPT China Investment:  As a business segment of Parent, WPT China produced third-party branding at WPT China National Traktor Poker Tour events, licensed the television broadcast of the WPT China National Traktor Poker Tour and marketed the popular Chinese national card game “Tuo La Ji” or “Traktor Poker”™ in online and mobile games. This segment began generating revenue in January 2009.  Parent invested about $4.5 million on WPT China.  In March 2009, Parent shut down most of its WPT China operations and transferred the remaining business to a company that had worked with Parent on WPT China, in exchange for a 10% interest in the company.  Parent has been notified that such company is closing down those operations and trying to sell assets to another entity in China.  Parent also retained certain trademark and servicemark applications pending in China and Hong Kong.  Parent may have rights under the following documents:

(a)           Cooperation Agreement dated July 26, 2007, by and between China Leisure Sports Administrative Center and WPTAsia (Beijing) Consulting Co. Ltd. (as assignee of Parent), as amended pursuant to Amendment No. 1 dated December 16, 2008, and the letter agreement dated March 15, 2009.

(b)           Assignment and Assumption Agreement dated as of December 11, 2008, by and between WPTAsia (Beijing) Consulting Co. Ltd.

(c)           Services, Sponsorship & License Agreement dated September 28, 2007, by and between United States Playing Card Company, Inc. and Parent (Expired).

(d)           Instrument of Transfer dated April 21, 2008, by and between Harefield Limited and WPT Asia Holdings, Inc. with respect to WPT Asia Limited.

(e)           Capital Verification dated December 27, 2008 (written in Chinese).

(Any Liability of Parent related to this item is also listed in Schedule B describing the Assumed Liabilities).

6.             Rights to Cecure Gaming Investment:  In July 2006, Parent entered into a Licensing Agreement (the “Licensing Agreement”)with 3G Scene PLC, a/k/a Cecure Gaming (“Cecure”), pursuant to which Parent granted Cecure a non-exclusive license to use the World Poker Tour brand in conjunction with the promotion of Cecure’s real-money mobile gaming applications.  Cecure designed and operated software and other products that enabled it or its licensees to offer gaming services to customers via mobile devices (i.e. a customer could play casino or poker games on a cell phone for money against other players).  Pursuant to the Licensing Agreement, Cecure offered real-money mobile games solely in jurisdictions (such as the United Kingdom) where such gaming was not then restricted.  In consideration for the license, Parent became entitled to 50% of Cecure’s net revenues.  In July 2006, Parent also paid $2,923,000 to acquire a 10% ownership interest in Cecure (currently 8%), but Cecure’s business was liquidated late in 2009.  That investment was made under the following documents:

(a)           Subscription and Shareholders’ Agreement relating to 3G Scene Limited dated in July 2006, by and among 3G Scene Limited, Bessemer Venture Partners VI, L.P., Bessemer Venture Partners VI Institutional, L.P., Bessemer Venture Partners Co-Investment L.P., Parent, Peter Karsten, and the “Existing Shareholders.”

(b)           3G Scene Limited Registration Rights Agreement dated in July 2006, by and among 3G Scene Limited and the investors listed on Schedule A thereto.

(c)           2008 Deed of Amendment of the Subscription and Shareholders Agreement by and among Cecure Gaming Limited, Bessemer Venture Partners VI, L.P., Bessemer Venture Partners VI Institutional, L.P., Bessemer Venture Partners Co-Investment L.P., Parent, et. al.

7.             Poker Royalty Agreement:  ante4 is party to a Marketing Agreement, dated May 15, 2004, with Poker Royalty, LLC, a poker talent management company, pursuant to which ante4 receives a 25% interest in the gross proceeds of Poker Royalty in perpetuity.

8.             Rights to Office Furniture:  Parent owns office equipment located in its current leased office.  Parent believes the value of these items is less than $50,000; and they are generally described as follows:  CEO furniture, CEO wall hangings, CEO computer, other office furniture and telephones.

9.             Rights under Consulting Agreement for Financial Services:  John Simonelli has been engaged to serve as Parent’s Interim Chief Financial Officer pursuant to a consulting agreement between Parent and TechCFO-San Francisco, LLC (the “Contractor”), dated September 2, 2009 (the “Consulting Agreement”).   Pursuant to the Consulting Agreement, the Contractor provides the services of Mr. Simonelli to Parent on a part-time basis as an independent contractor, and remains an employee of TechCFO.  The Consulting Agreement provides that the Company will pay the Contractor $8,000 per month for Mr. Simonelli’s services, plus the payment of certain travel and incidental expenses.  The Consulting Agreement was effective through December 31, 2009 and automatically renews for subsequent one-year terms unless either party gives notice of termination to the other at least thirty (30) days prior to the termination date; and currently remains in effect.  (Any Liability of Parent related to this item is also listed in Schedule B describing the Assumed Liabilities.)

10.           WPT Invitational Tournament Rights.  The right granted to Parent by Buyer to send up to six people to attend the “WPT Invitational” poker tournament.

11.           Accounts Receivable.  All accounts receivable due Parent immediately before the Merger Effective Time, other than any amounts due under an account that is part of the Parent Assets described below.

12.           Insurance Policy.  Parent’s Multi-Media Tail insurance coverage with Chartis Inc.

B.            Parent Assets.  The following assets of Parent (the “Parent Assets”) are excluded from the assets assigned to Subsidiary by Parent under the Subscription Agreement:

1.             Investments.  (a) $27,500,000 in cash and cash equivalents, and (b) a promissory note from Subsidiary to Parent in the amount of $500,000.

2.             Agreements.  All rights of Parent under this Agreement and the Merger Agreement (and any agreements ancillary thereto, including but not limited to its agreements with brokers and investment bankers).

3.             Post-Merger Acquired Assets. All rights and assets acquired by Parent at or after the Merger Effective Time.

4.             Books and Records.  The Parent Books and Records.

5.             Insurance Policies.  The rights of Parent under the Shared Policies (as defined in Section 8.01), other than Parent’s Multi-Media Tail insurance coverage with Chartis Inc.

6.             Stock of Subsidiaries.  All outstanding capital stock of Subsidiary and Merger Subsidiary (and Plains Energy as successor thereto in the Merger).

7.             Lease.  The Lease dated as of September 24, 2004, between Parent and Wilshire Courtyard L.L.C., as amended, for Parent’s office space located at 5700 Wilshire Boulevard, Los Angeles, California 90036.

8.             Other Assets.  All of the other assets expressly to be retained by, or assigned or allotted to, Parent under this Agreement or any of the Related Agreements.

SCHEDULE B

to Distribution Agreement

between ante4, Inc.

and ante5, Inc.

Dated April 16, 2010

ASSUMED LIABILITIES

The following Liabilities of Parent, whether liquidated or contingent on future events or conditions, are included in the Assumed Liabilities assumed by Subsidiary under the Subscription Agreement:

1.             Contingent Liability for Escrow Proceeds under Purchase Agreement:  Parent is obligated to indemnify Buyer in certain events under Section 9 of the Purchase Agreement.

For the initial two-year period after the closing of the asset purchase under that Purchase Agreement, 20% of the proceeds from the Revenue Sharing Arrangement described in item (A)(2) of Schedule A (Transferred Assets) must be deposited in an escrow account to secure Parent’s indemnification obligations under Section 9 of the Purchase Agreement.  To the extent any proceeds of that escrow, which are part of the Transferred Assets being contributed to Subsidiary under this Agreement, must be used to satisfy those indemnification obligations of Parent, the obligation to return those proceeds to Buyer will be treated as an Assumed Obligation of Subsidiary.

2.             Contingent Liability Related to WPT China Investment:  Parent may be liable to pay fees to close the WPT China operations described in item (A)(5) of Schedule A if the company currently running them does not satisfy all formal requirements in closing down the operations.

3.             Liability for Costs of Deloitte & Touche Lawsuit:  WPT Enterprises v. Deloitte & Touche (Case No. BC 373 103).  Parent is responsible for paying court costs and certain other out-of pocket expenses.

4.             Liability for Consulting Agreement:  Parent is liable to pay fees of $8,000 per month under the Consulting agreement described in described in item (A)(9) of Schedule A.

5.             Accounts Payable.  All accounts payable of Parent in existence immediately before the Merger Effective Time, including but not limited to fees payable by Parent to its lawyers, consultants and investment bankers (other than the brokerage commission incurred by Parent in connection with the Merger).

6.             Contingent Liabilities:  All Liabilities relating to any Action or threatened Action arising out of or pertaining to the Distribution, other than Parent’s obligation to indemnify its officers and directors under its bylaws, applicable Delaware law or any written agreements.

SCHEDULE C

to Distribution Agreement

between ante4, Inc.

and ante5, Inc.

Dated April 16, 2010

1.             Directors of ante5, Inc.:

Lyle Berman

Steven Lipscomb

Bradley Berman

2.             Officers of ante5, Inc.:

Steven Lipscomb	Chairman of the Board and Chief Executive Officer
John Simonelli	Interim Chief Financial Officer
Steven Lipscomb	Secretary

SCHEDULE D

to Distribution Agreement

between ante4, Inc.

and ante5, Inc.

Dated April 16, 2010

EXAMPLE OF ADJUSTMENT OF PARENT STOCK OPTIONS

The following example illustrates the agreed method for adjusting the Parent Stock Options to ensuring that their intrinsic value before the Distribution will be preserved thereafter pursuant to Sections 4.05 and 9.03 of this Agreement.

1.             Assumed Facts.  For this example, assume the following facts:

(a)           $1.40 is the closing price of a share of Parent Common Stock immediately before the Distribution.  Because the Distribution Record Date was the previous day, that $1.40 price would represent both (i) the right of each Parent Shareholder to receive one share of Subsidiary Common Stock as of that date for each share of Parent Common Stock held by the Parent Shareholder (due to the “one for one” ratio provided for in the Distribution); and (ii) the right to continue holding those shares of Parent Common Stock after the Merger and the Distribution.

(b)           A Transferred Employee holds a Parent Stock Option to purchase 1,000 shares of Parent Common Stock for $0.60 per share.  Therefore, if the Transferred Employee exercised the Parent Stock Option on the Distribution Date, its intrinsic value would be $800, which is 1,000 times the difference between the $0.60 option exercise price and the $1.40 market price assumed above.  That $0.80 intrinsic value per share would be about 57.1% of the market price ($0.80/$1.40) and the option exercise price would be about 42.9% of the market price ($0.60/$1.40).

(c)           $0.09 is the closing price of a share of Subsidiary Common Stock on its first day of trading, which will be the day after the Distribution Date.

(d)           Therefore, immediately before the Distribution, the value of the right of a Parent Shareholder to receive a share of Subsidiary Common Stock would have been about $0.09, which is about 6.43% of $1.40.

(e)           If the right to receive a share of Subsidiary Common Stock was worth $0.09 immediately before the Distribution, and a share of Parent Common Stock, including that same right, was worth $1.40 on that date, as assumed above, then a share of Parent Common Stock without that right would be worth about $1.31 (or about 93.57% of the combined value); and the value of a share of Subsidiary Common Stock, if one then existed, would be worth $0.09, or about 6.43% of the $1.40 combined share value.

2.             Resulting Adjustment.  As a result, on the Distribution Date, the Transferred Employee’s option to buy 1,000 shares of Parent Common Stock for $0.60 per share would be adjusted (or “split”) into an option to buy 1,000 shares of Parent Common Stock for $0.56 per share (93.57% of the original $0.60 option exercise price), and an right (a “Subsidiary Stock Right”) to buy 1,000 shares of Subsidiary Common Stock (before the Distribution) for $0.04 per share (6.43% of the original $0.60 option price), due to the “one for one” Distribution ratio for Subsidiary Common Stock.

3.             Proof of Adjustment Formula.  If the Transferred Employee exercised both of the new options on the day after the Distribution, the intrinsic value of the new separate options would be the same $800 they had immediately before the Distribution, before the old Parent Stock Option was adjusted (or “split”).  The new $800 intrinsic value would be preserved and determined as follows: (a) the exercise of the new Parent Stock Option would result in 1,000 shares of post-Distribution Parent Common Stock (worth $1.31 per share) being bought for $0.56 per share, for an aggregate economic gain of $750 ($1,310 - $560); and (b) the exercise of the Subsidiary Stock Option would result in 1,000 shares of Subsidiary Common Stock (worth $0.09 per share) being bought for $0.04 per share, for an aggregate economic gain of $50 ($90 - $40).